Exhibit 10.7

Execution Version

$432,000,000

CREDIT AGREEMENT

dated as of October 7, 2005

among

LSP-Kendall Energy, LLC

as Borrower

THE LENDERS PARTY HERETO

and

CREDIT SUISSE,

as Administrative Agent and Collateral Agent

CREDIT SUISSE,

and

LEHMAN BROTHERS INC.,

as Joint Lead Bookrunners

CREDIT SUISSE,

LEHMAN BROTHERS INC.,

and

GOLDMAN SACHS CREDIT PARTNERS L.P.

as Joint Lead Arrangers

LEHMAN BROTHERS, INC.,

as Syndication Agent

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Documentation Agent

Exhibits and Schedules

Exhibit A	Form of Administrative Questionnaire

Exhibit B	Form of Assignment and Acceptance

Exhibit C	Form of Borrowing Request

Exhibit D	Form of Consent to Additional Project Document

Exhibit E	Form of Lender Addendum

Exhibit F-1	Form of First Lien Borrower Security Agreement

Exhibit F-2	Form of Second Lien Borrower Security Agreement

Exhibit F-3	Form of Third Lien Borrower Security Agreement

Exhibit G-1	Form of First Lien Member Pledge Agreement

Exhibit G-2	Form of Second Lien Member Pledge Agreement

Exhibit G-3	Form of Third Lien Member Pledge Agreement

Exhibit H-1	Form of Mortgage (Owned Real Property)

Exhibit H-2	Form of Mortgage (Leased Real Property)

Exhibit I	Form of Non-Bank Certificate

Exhibit J	Form of Letter from Insurance Consultant

Exhibit K	Form of Certificate of Independent Engineer

Exhibit L	Form of Certificate of Independent Power Market Consultant

Exhibit M	Form of Base Case Projections

Exhibit N	Form of Unit #4 Power and Fuel Plan

Schedule 1.01(b)	Mortgaged Properties

Schedule 3.12	Permits

Schedule 3.13	Hazardous Substances

Schedule 3.14	Litigation

Schedule 3.18	Energy Regulation

Schedule 3.25	Collateral

Schedule 4.02(u)(i)	Permitted Encumbrances

Schedule 5.13	Required Insurance

v

CREDIT AGREEMENT dated as of October 7, 2005 (this “Agreement”), among LSP-Kendall Energy, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS from time to time party hereto, CREDIT SUISSE, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent (in such capacity and together with its successors, the “Collateral Agent”), CREDIT SUISSE and LEHMAN BROTHERS INC., as joint bookrunners (the “Joint Bookrunners”), CREDIT SUISSE, LEHMAN BROTHERS, INC., and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers (each in such capacity, an “Arranger” and, together the “Arrangers”), LEHMAN BROTHERS, INC., as syndication agent (in such capacity, the “Syndication Agent”), and GOLDMAN SACHS CREDIT PARTNERS L.P., as documentation agent (in such capacity and together with its successors, the “Documentation Agent”).

The parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall, when used in reference to any Loan or Borrowing, refer to whether such Loan or Loans, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Credit Provider” shall mean a bank or trust company authorized to engage in the banking business having a combined capital and surplus of at least $500,000,000 or the equivalent thereof whose long-term unsecured debt is rated “A-” or higher or by S&P and Moody’s or, if any of such rating agencies are no longer in business or no longer rating unsecured debt of banks or trust companies, a comparable rating of another internationally recognized rating agency selected by the Borrower and acceptable to the Administrative Agent.

“Acceptable Unit #4 Power Purchase Agreement” shall mean any power marketing or power sales agreement relating to the sale of energy, capacity, and/or ancillary services from Unit #4 which contains terms and conditions reasonably acceptable to the Independent Engineer (as certified in writing by the Independent Engineer); provided, that, (i) any such agreement with respect to Unit #4 for a term of one year or less entered into by the Borrower shall be deemed an Acceptable Unit #4 Power Purchase Agreement and (ii) any such agreement shall be consistent with the Unit #4 Power and Fuel Plan.

“Additional Project Documents” shall mean any material contracts or agreements related to the sale of power, supply of fuel, lease or ownership of the Site, operation, maintenance, repair of the Project or construction of Project improvements or use of the Project, either entered into by the Borrower and any other person, or assigned to the Borrower, subsequent to the Closing Date; provided, however, that such contract or agreement shall not constitute an Additional Project Document if it is (i) (A) entered into by the Borrower in the ordinary course of business in connection with the furnishing of goods or the performance of services, (B) can be readily replaced by other contracts or agreements having substantially similar terms and conditions and (C) commits the Borrower to spend less than $1,000,000 individually within any given fiscal year or $2,000,000 within any given fiscal year when taken together with all other contracts which would be Additional Project Documents but for the operation of this proviso or (ii) (A) entered into under emergency circumstances requiring immediate action to resume or maintain operation of the Project in accordance with Prudent Utility Practices and (B) commits the Borrower to spend no more than $1,000,000 in any fiscal year; provided, however, that notwithstanding anything herein to the contrary no Acceptable Unit #4 Power Purchase Agreement shall be considered an Additional Project Document unless it has a term in excess of one year.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the Preamble to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified. When used with respect to the Borrower, “Affiliate” shall include each LSP Entity and any Affiliate of any LSP Entity (other than the Borrower).

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Liquidity Facility Exposure” shall mean the aggregate amount of the Lenders’ Liquidity Facility Exposures.

“Agreement” shall have the meaning assigned to such term in the Preamble to this Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Annexation Agreement” shall mean that certain Annexation Agreement, dated as March 30, 1999, by and among the Village of Minooka, an Illinois Municipal Corporation, the Borrower, Lynn Hock, the Norma Carey Trust and the Robert Carey Trust.

“Annual Operating Budget” shall have the meaning given in Section 5.11(c).

“ANR” shall mean ANR Pipeline Company, a Delaware corporation.

“ANR Consent” shall mean that certain Consent and Agreement, dated as of November 12, 1999, by and among ANR, the Borrower and Société Générale, as amended by the Notice and Acknowledgement of Consent, dated as of October 5, 2005, among ANR, the Borrower and the Collateral Agent.

“Applicable Margin” shall mean, for any day, for each Type of Loan, the rate per annum set forth under the relevant column heading below:

Eurodollar Term Loans	ABR Term Loans	Eurodollar Liquidity Loans	ABR Liquidity Loans
2.00%	1.00%	2.00%	1.00%

“Applicable Permit” shall mean at any time any Permit that is (a) necessary to be obtained by or on behalf of the Borrower at such time in light of the stage of development, construction or operation of the Project to enable the Borrower to construct, test, operate, maintain, repair, own its interest in or use the Project as contemplated by the Operative Documents, sell electricity from the Project, enter into any Operative Document or consummate and/or perform any transaction or obligation contemplated hereby or thereby, or (b) necessary so that none of the Borrower, the Administrative Agent, the Arrangers, the Collateral Agent or any other Secured Party nor any Affiliate of any of them may be deemed by any Governmental Authority to be subject to regulation under PUHCA (except with regard to Borrower as an EWG) or under any state laws or regulations respecting the rates of, or the financial or organizational regulation of, electric utilities solely as a result of the construction or operation of the Project or the sale of electricity therefrom.

“Arrangers” shall have the meaning assigned to such term in the Preamble to this Agreement.

“Asset Sale” shall mean the sale, lease, sub-lease, sale and leaseback, assignment, conveyance, transfer, issuance or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower to any person of any assets of the Borrower, including Equity Interests of any person, (other than inventory, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business and any asset sale or series of related asset sales having a value not in excess of $500,000, each of which shall be deemed not to be an Asset Sale for purposes of this Agreement).

“Asset Sale Proceeds Account” shall have the meaning assigned to such term in the Depositary Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any person whose consent is required by Section 2.20), and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Authorization Letter” shall mean that certain Authorization Letter, dated as of October 7, 2005, delivered by the Borrower to the Arrangers in connection with the Confidential Information Memorandum.

“Bankruptcy Event” shall be deemed to occur, with respect to any person, if that person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or such person shall file a petition or shall otherwise institute any similar proceeding under any other applicable Federal or state law, or shall consent thereto; or such person shall apply for the appointment, or by consent or acquiescence there shall be an appointment, of a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; or such person shall make an assignment for the benefit of its creditors; or such person shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such person under the Bankruptcy Law or any similar proceedings shall be commenced against such person under any other applicable Federal or state law and (i) the petition commencing the involuntary case is not timely controverted, (ii) the petition commencing the involuntary case is not dismissed within ninety (90) days of its filing, (iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business, of such person and such appointment is not vacated within ninety (90) days, or (iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers, of such person or all or a part of its property shall have been entered; or any other similar relief shall be granted against such person under any applicable federal or state law.

“Bankruptcy Law” shall mean Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Base Case Projections” shall mean a projection of the Borrower’s operating results for the Project over a period ending no sooner than the Term Loan Maturity Date, which projections are attached in the form of Exhibit M hereto.

“Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is a defined benefit plan, as defined in Section 3(35) of ERISA, and that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the Preamble to this Agreement.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.15

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, with respect to any person, (a) the additions to property, plant and equipment and other capital expenditures of such person and its consolidated subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by such person and its consolidated subsidiaries during such period. For the avoidance of doubt, Capital Expenditures shall not include any O&M Costs.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

A “Change of Control” shall be deemed to have occurred if (a) the Sponsor, the Designated Affiliates and the Permitted Holders shall fail to own directly or indirectly, beneficially and of record, Equity Interests representing at least 35% of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower; or (b) the Sponsor, the Designated Affiliates and Permitted Holders shall fail to own directly or indirectly, beneficially or of record, Equity Interests representing a greater percentage of the aggregate ordinary voting power of the Borrower then held, directly or indirectly, beneficially and of record, by any other entity or group.

“Charges” shall have the meaning assigned to such term in Section 9.09

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Liquidity Facility Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or Liquidity Facility Commitment.

“Closing Date” shall mean the date of the first Credit Event.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all property and assets of the Borrower, now owned or hereafter acquired, upon which a Lien is purported to be created by any Collateral Document, and shall include the Mortgaged Properties.

“Collateral Agency Agreement” shall mean that certain Collateral Agency and Intercreditor Agreement, dated as of the date hereof, by and among the Borrower, the Administrative Agent and the Collateral Agent.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble to this Agreement.

“Collateral Documents” shall mean First Lien Collateral Documents, the Second Lien Collateral Documents, the Third Lien Collateral Documents, the Equipment Collateral Documents, the Mortgages, the Leasehold Mortgage, the Consents, the Consent Acknowledgements, the Depositary Agreement, the Collateral Agency Agreement, the Sponsor Debt Service Reserve Letter of Credit and any financing statements filed or recorded in connection with the foregoing.

“ComEd” shall mean Commonwealth Edison Company, an Illinois corporation.

“ComEd Consent” shall mean that certain Consent and Agreement, dated as of November 12, 1999, by and among ComEd, the Borrower and Société Générale, as amended by the Notice and Acknowledgement of Consent, dated as of October 7, 2005, among ComEd, the Borrower and the Collateral Agent.

“ComEd Interconnection Agreement” shall mean that certain Interconnection Agreement, dated as of July 26, 1999, between the Borrower and ComEd, as amended pursuant to the Letter Amendment Number 1, dated as of October 14, 1999, and further amended February 27, 2004.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment and Liquidity Facility Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Fee Rate” shall mean a rate per annum equal to 0.50%.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated September, 2005.

“Consent Acknowledgments” shall mean each Notice and Acknowledgement of Consent with respect to each of the Consents, pursuant to which the Administrative Agent notifies the counterparty to each such Consent of, and such counterparty acknowledges, the assignment thereof to the Administrative Agent and the Collateral Agent for the benefit of the Secured Parties and the continued effectiveness of such Consent.

“Consents” shall mean the Constellation Consent, the Constellation Parent Consent, the Dynegy Consent, the ComEd Consent, the ANR Consent, the NGP Consent, the Dynegy Guarantor Consent, the GE International Consent, the Progress Consent, and any other third party consents to the assignments contemplated by the Credit Documents and, with respect to any Additional Project Document, a consent and agreement of each such party to such Additional Project Document (other than the Borrower), substantially in the form of Exhibit D, with such modifications as may be approved by the Administrative Agent.

“Constellation” shall mean Constellation Energy Commodities Group.

“Constellation Consent” shall mean that certain Consent and Agreement, dated April 1, 2005, by and among Constellation, the Borrower and Société Générale, as amended by the Notice and Acknowledgement of Consent, dated as of September 20, 2005, among Constellation, the Borrower and the Collateral Agent.

“Constellation Parent” shall mean Constellation Energy Group, Inc.

“Constellation Parent Consent” shall mean that certain Consent and Agreement, dated as of April 1, 2005, by and among Constellation Parent, the Borrower and Société Générale, as amended by the Notice and Acknowledgement of Consent, dated as of September 20, 2005, among Constellation Parent, the Borrower and the Collateral Agent.

“Constellation PPA” shall mean that certain Third Amended and Restated Power Purchase Agreement, dated as of September 9, 1999, between the Borrower, as Seller, and Constellation, as Purchaser.

“Constellation PPA Guaranty” shall mean that certain Guaranty Agreement, dated as of April 1, 2005, by Constellation Parent in favor of the Borrower.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling”, “Controlled” and “under common control with” shall have meanings correlative thereto.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Credit Documents” shall mean this Agreement, the Collateral Documents, each Interest Rate Agreement (including all Interest Hedge Transactions thereunder), the Engagement Letter, the Debt Service Reserve LC Documents and any other loan or security agreements or letter agreement or similar document, entered into by either Administrative Agent or Collateral Agent and Borrower (and any other Major Project Participant, if any, that may be party thereto) in connection with the transactions contemplated by the Credit Documents.

“Credit Event” shall have the meaning assigned to such term in Section 4.01

“Debt” of any person at any date shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such person is liable, (e) all obligations of such person under interest rate or currency protection agreements or other hedging instruments, (f) all obligations of such person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (g) all deferred obligations of such person to reimburse any bank or other person in respect of amounts paid or advanced under a letter of credit or other instrument, (h) all Debt of others secured by a Lien on any asset of such person, whether or not such Debt is assumed by such person, and (i) all Debt of others guaranteed directly or indirectly by such person or as to which such person has an obligation substantially the economic equivalent of a guarantee or other arrangement to assure a creditor against loss.

“Debt Service” shall mean, for any period, without duplication, all fees of the Administrative Agent and the other Secured Parties (other than in respect of any Power Marketing Hedging Transaction), interest on and principal of the Secured Obligations (other than in respect of any Power Marketing Hedging Transaction), Liquidation Costs and Hedge Breaking Expenses in respect of any Interest Rate Agreement payable during such period, net of any amount payable to or by the Borrower under any Interest Rate Agreement during such period.

“Debt Service Reserve Account” shall have the meaning assigned to such term in the Depositary Agreement.

“Debt Service Reserve LC Documents” shall mean any Debt Service Reserve Letter of Credit and related reimbursement documents.

“Debt Service Reserve Letter of Credit” shall mean any Sponsor Debt Service Reserve Letter of Credit or Project Debt Service Reserve Letter of Credit.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall mean the interest rate per annum equal to the ABR plus the Applicable Margin on the ABR Term Loans or ABR Liquidity Loans, as applicable, plus two percent (2%). Interest computed with reference to the Default Rate shall be adjusted and calculated in the same manner as interest computed with reference to the ABR.

“Depositary” shall mean JPMorgan Chase Bank, N.A., or any successor thereto in each case acting as the Depositary under the Depositary Agreement.

“Depositary Agreement” shall mean that certain Depositary Agreement dated as of the date hereof, among Borrower, the Collateral Agent and the Depositary.

“Designated Affiliates” of Borrower means LS Power Associates, L.P., LS Power Equity Partners, LP, and LS Power Equity Partners PIE I, L.P.

“Distribution Account” shall have the meaning assigned to such term in the Depositary Agreement.

“Documentation Agent” shall have the meaning assigned to such term in the Preamble to this Agreement.

“Dollars” and “$” shall mean United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Dynegy” shall mean Dynegy Power Marketing, Inc., a Texas corporation (formerly known as Electric Clearinghouse, Inc.).

“Dynegy Consent” shall mean that certain Consent and Agreement, dated as of November 12, 1999, by and among Dynegy, the Borrower and Société Générale, as amended by the Notice and Acknowledgement of Consent, dated as of September 20, 2005, among Dynegy, the Borrower and the Collateral Agent.

“Dynegy Dispute” shall mean that certain arbitration proceeding between Dynegy and the Borrower commenced in May 2005 under Dynegy’s demand for arbitration and all claims and counterclaims related thereto, as further described in Schedule 3.14 hereto.

“Dynegy Guarantor Consent” shall mean that certain Consent and Agreement, dated as of November 12, 1999, by and among Dynegy Inc., the Borrower and Société Générale, as amended by the Notice and Acknowledgement of Consent, dated as of September 20, 2005, among Dynegy Inc., the Borrower and the Collateral Agent.

“Dynegy Inc.” shall mean Dynegy Inc., a Delaware corporation.

“Dynegy PPA” shall mean the Power Purchase Agreement, dated as of February 25, 1999, by and between the Borrower and Dynegy.

“Dynegy PPA Guaranty” shall mean that certain Guaranty Agreement, dated as of February 25, 1999, by Dynegy Inc. in favor of the Borrower.

“Easements” shall mean the easements appurtenant, easements in gross, license agreements and other rights running in favor of the Borrower and/or appurtenant to the Site, including without limitation those certain easements and licenses described in the Title Policy.

“EBITDA” shall mean, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining such Net Income, the sum of (i) Interest Expense for such period, (ii) income, withholding, franchise and similar tax expense for such period and any tax distributions made pursuant to Section 3.1(c)(6) of the Depositary Agreement during such period to the extent attributable to such period (and not retroactively or prospectively), (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges for such period and (v) any amortization of the fair value of the Power Purchase Agreement reflected in revenues in the Borrower’s financial statements minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges that were added to Net Income pursuant to clause (a)(iv) above in a previous period and (ii) to the extent included in determining such Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.

“Economic Development Incentive Agreement” shall mean that certain Economic Development Incentive Agreement, dated as of October 18, 1999, by and between the City of Kankakee, Illinois and the LSP Equipment (as assignee of the Borrower).

“Effective Date of PUHCA Repeal” shall mean February 8, 2006, the date on which the repeal of the Public Utility Holding Company Act of 1935 becomes effective.

“Eligible Facility” shall mean an “eligible facility” as that term is defined in 15 U.S.C. § 79z-5a(a-2) and any applicable Governmental Rule thereunder.

“Eminent Domain Proceeds” shall mean all amounts and proceeds (including instruments) received in respect of any Event of Eminent Domain.

“Energy Management and Marketing Agreement” shall mean the Energy Management and Marketing Agreement, dated as of December 28, 2004, by and between the Borrower and Progress.

“Energy Manager” shall mean Progress, so long as the Energy Management and Marketing Agreement is in effect, and thereafter, any energy manager under any Additional Project Document entered into in accordance with the terms of the Credit Documents (including Sections 6.15 and 6.21) in replacement of the Energy Marketing and Management Agreement, pursuant to which such Progress, or such replacement energy manager, provides power, fuel, and risk management services and markets energy and capacity from Unit #4, provided that such term shall not apply to the counterparty to an Acceptable Unit #4 Power Purchase Agreement.

“Engagement Letter” shall mean the Engagement Letter dated as of October 7, 2005, among the Borrower and the Arrangers.

“Environmental Claim” shall mean any and all liabilities, losses, administrative, regulatory or judicial actions, suits, written demands, decrees, written claims, liens, judgments,

warning notices, notices of noncompliance or violation, governmental investigations, governmental proceedings, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any Environmental Law or any Permit issued under any such Environmental Law (hereafter “Claims”), including (a) any and all Claims by Governmental Authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or fines, penalties or damages pursuant to any applicable Hazardous Substance Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any former, current and future federal, state and local governmental law (including common law), treaty, regulation, rule, ordinance, code, decree, judgment, directive, order (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, threatened Release of, or exposure to, Hazardous Substances, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Substances, including, but not limited to, any Hazardous Substances Law.

“Equipment Collateral Documents” shall mean the Equipment First Lien Security Agreement, the Equipment Second Lien Security Agreement and the Equipment Third Lien Security Agreement.

“Equipment First Lien Security Agreement” shall mean that certain First Lien Security Agreement, dated as of the date hereof, between LSP Equipment and the Collateral Agent.

“Equipment Second Lien Security Agreement” shall mean that certain Second Lien Security Agreement, dated as of the date hereof, between LSP Equipment and the Collateral Agent.

“Equipment Third Lien Security Agreement” shall mean that certain Third Lien Security Agreement, dated as of the date hereof, between LSP Equipment and the Collateral Agent.

“Equity Contribution” shall mean, collectively, (a) the contribution arranged by the Sponsor resulting in the payment of at least $15,000,000 in cash to Holdings as common equity and/or preferred equity having terms reasonably satisfactory to the Arrangers and (b) the contribution arranged by the Sponsor in the form of either the Sponsor Debt Service Reserve Letter of Credit or the Sponsor Debt Service Reserve Cash Collateral, and (c) the contribution by Holdings of the amount so received in clause (a) to the Borrower as cash common equity in exchange for the issuance to Holdings of additional membership interests of the Borrower (which interest shall be subject to the Lien of the Collateral Documents).

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“Equity Issuance” shall mean any issuance or sale by the Borrower of any Equity Interests of the Borrower, as applicable, or the receipt by the Borrower of any capital contribution, as applicable, except in each case for (a) in the case of the Borrower, any issuance or sale to, or any receipt of any capital contribution from, Holdings, (b) any issuance of directors’ qualifying shares and (c) sales or issuances of common stock of Holdings to management or employees of Holdings or, the Borrower under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time in the ordinary course of business.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Benefit Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or Benefit Plans or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower could otherwise be liable; or (i) any other event or condition with respect to a Benefit Plan or Multiemployer Plan that could reasonably be expected to result in liability of the Borrower.

“ERISA Plan” shall mean any employee benefit plan (a) maintained by the Borrower or any member of the Controlled Group, or to which any of them contributes or is obligated to contribute, for its employees, and (b) covered by Title IV of ERISA or to which Section 412 of the Code applies.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Event of Eminent Domain” shall mean any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any part of the Collateral, by any agency, department, authority, commission, board, instrumentality or political subdivision of the State of Illinois, the United States or another Governmental Authority having jurisdiction.

“EWG” shall mean an “exempt wholesale generator,” as that term is defined in 15 U.S.C. §79z-5a(a-1) and any applicable Governmental Rule.

“Excess Cash Flow” shall mean for any period of determination, the amount by which Operating Revenues for such period exceed the sum of (a) O&M Costs for such period, plus (b) Debt Service for such period and amounts due under any other Permitted Debt of the Borrower for such period, plus (c) amounts required to be deposited or paid during such period into or from the Project Accounts, as required under items (2) through (9) of the waterfall under Section 3.1(c) of the Depositary Agreement.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(a)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.19(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.19(a).

“Existing Credit Facility” shall mean the credit facility of the Borrower under the credit agreement dated as of November 12, 1999, among the Borrower, Société Générale in its separate capacities as administrative agent, collateral agent and as arranger, Credit Suisse as an arranger and the other lenders party thereto.

“Facility” shall mean each of (a) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”) and (b) the Liquidity Facility Commitments and the extensions of credit made thereunder (the “Liquidity Facility”).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Mortgage” shall mean that certain Mortgage, Security Agreement, Assignment of Rents and Fixture Filing dated as of the date hereof by Borrower in favor of Collateral Agent.

“Fees” shall mean the Commitment Fees and the Administrative Agent Fees.

“FERC” shall mean the Federal Energy Regulatory Commission and its successors.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, assistant treasurer or controller of such person.

“First Lien Borrower Security Agreement” shall mean that certain First Lien Security Agreement, dated as of the date hereof, between the Borrower and the Collateral Agent substantially in the form of Exhibit F-1 to this Agreement.

“First Lien Collateral Documents” shall mean the First Lien Borrower Security Agreement and the First Lien Member Pledge Agreement.

“First Lien Member Pledge Agreement” shall mean that certain First Lien Pledge and Security Agreement, dated as of the date hereof, by Member in favor of Collateral Agent, substantially in the form of Exhibit G-1 to this Agreement.

“First Lien Secured Parties” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FPA” shall mean the Federal Power Act, excluding Sections 1-18, 21-30, 202(c), 210, 211, 212, 305(c)) and any necessary enforcement provision of Part III of the Act with regard to the foregoing sections.

“Fuel Interconnection Agreements” shall mean, collectively, the Interconnection Agreement dated as of July 26, 1999, by and between ANR and the Borrower and the Amended and Restated Facility Agreement, dated as of November 1, 1999, between the Borrower and NGP.

“GAAP” shall mean generally accepted accounting principles in the United States.

“GDP-IPD Index” shall mean the ratio of the Gross Domestic Product — Implicit Price Deflator published in the National Income Product Account by the United States Department of Commerce on the date of determination relative to the published index value on such date in the immediately preceding year.

“GE International” shall mean General Electric International, Inc.

“GE International Consent” shall mean that certain Consent and Agreement, dated June 21, 2000, by and among GE International, the Borrower and Société Générale, as amended by the Notice and Acknowledgement of Consent, dated on or about the date hereof, among GE International, the Borrower and the Collateral Agent.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Rule” shall mean, with respect to any person, any law, rule, regulation, ordinance, order, code, treaty, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority binding on such person.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person (the “guarantor”) shall mean any obligation, contingent or otherwise, of (a) the guarantor or (b) another person (including any bank under a letter of credit) to induce the creation of which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation or (v) to otherwise assure or hold harmless the owner of such Debt or other obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Substances” shall mean (statutory acronyms and abbreviations having the meaning given them in the definition of “Hazardous Substances Laws”) substances defined as “hazardous substances,” “pollutants” or “contaminants” in Section 101 of the CERCLA; those substances defined as “hazardous waste,” “hazardous materials” or “regulated substances” by the RCRA; those substances designated as a “hazardous substance” pursuant to Section 311 of the CWA; those substances defined as “hazardous materials” in Section 103 of the HMTA; those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Section 6 or 7 of the TSCA; those substances defined as “contaminants” by Section 1401 of the SDWA, if present in excess of permissible levels; those substances regulated by the Oil Pollution Act; those substances defined as a pesticide pursuant to Section 2(u) of the FIFRA; those substances defined as a source, special nuclear or by-product material by Section 11 of the AEA; those substances defined as “residual radioactive material” by Section 101 of the UMTRCA; those substances defined as “toxic materials” or “harmful physical agents” pursuant to Section 6 of the OSHA; those substances defined as hazardous wastes in 40 C.F.R. Part 261.3; those substances defined as hazardous waste constituents in 40 C.F.R. Part 260.10, specifically including Appendix VII and VIII of Subpart D of 40 C.F.R. Part 261; those substances designated as hazardous substances in 40 C.F.R. Parts 116.4 and 302.4; those substances defined as hazardous substances or hazardous materials in 49 C.F.R. Part 171.8; those substances regulated as hazardous materials, hazardous substances, or toxic substances in 29 C.F.R. Part 1910; in any other Hazardous Substances Laws; and in the regulations adopted and other enforceable publications promulgated pursuant to said laws, whether or not such regulations or publications are specifically referenced herein; those substances defined as an “air contaminant” or “specified air contaminant” in 35 III. Adm. Code 201.102; an “effluent”, “industrial waste,” or “bioaccumulative chemicals of concern” in 35 Ill. Adm. Code 301.275, 301.285, 301.231; and a “solid waste” or “hazardous waste” in 35 III. Adm. Code 721.102, 721.103; and substances defined as an “air contaminant” or “waste” pursuant to Illinois Air and Water Pollution Control Law, as amended, and regulations promulgated thereunder, a “solid waste,” or “hazardous waste,” in the Solid Waste Disposal Law of 1974, as amended, and regulations promulgated thereunder.

“Hazardous Substances Law” shall mean any of:

(i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”);

(ii) the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) (“Clean Water Act” or “CWA”);

(iii) the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”);

(iv) the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et seq.) (“AEA”);

(v) the Clean Air Act (42 U.S.C. Section 7401 et seq.);

(vi) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.);

(vii) the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) (“FIFRA”);

(viii) the Oil Pollution Act of 1990 (P.L. 101-380, 104 Stat. 486);

(ix) the Safe Drinking Water Act (42 U.S.C. Sections 300(f) et seq.) (“SDWA”);

(x) the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C. Sections 1201 et seq.);

(xi) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) (“TSCA”):

(xii) the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.) (“HMTA”);

(xiii) the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901 et seq.) (“UMTRCA”);

(xiv) the Occupational Safety and Health Act (29 U.S.C. Section 651 el. seq.) (“OSHA”); and

(xv) all other Federal, state and local Governmental Rules which govern Hazardous Substances, and the regulations adopted pursuant to all such foregoing laws.

“Hedge Breaking Expenses” shall have the meaning given in Section 5.16(b).

“Hedge Lender” shall mean any party to any Interest Hedge Transaction, if and to the extent that such party was a Lender, an Affiliate of a Lender or an Affiliate of the Administrative Agent or Collateral Agent at the time such Interest Hedge Transaction was entered into.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments and on account of services provided by current or former directors, officers, employees or consultants of Holdings or the Borrower shall be a Hedging Agreement.

“Holdings” shall mean LSP Kendall Holding, LLC, a Delaware limited liability company.

“ICC” shall mean the Illinois Commerce Commission.

“Improvements” shall have the meaning given in the Mortgages and Leasehold Mortgage.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Engineer” shall mean Stone & Webster Management Consultants, Inc., or its successor appointed pursuant to this Agreement.

“Independent Engineer’s Report” shall mean the Independent Technical Review, dated as of September 21, 2005, prepared by the Independent Engineer.

“Independent Member” shall mean Kristine Eppes, in her capacity as the Independent Member of Borrower, or any successor Independent Member of Borrower.

“Independent Power Market Consultant” shall mean ICF Resources or any successor appointed pursuant to this Agreement.

“Information” shall have the meaning assigned to such term in Section 9.16

“Insurance Consultant” shall mean Moore-McNeil LLC, or its successor appointed pursuant to this Agreement.

“Insurance Proceeds” shall mean, to the extent payable to the Borrower, all amounts and proceeds (including instruments) in respect of the proceeds of any casualty insurance policy required to be maintained by the Borrower hereunder.

“Interest Coverage Ratio” shall mean, on any date of determination, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period, to (b) Interest Expense for such four-quarter period taken as one accounting period.

“Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower for such period (including all commissions, discounts and other fees and charges owed by the Borrower with respect to letters of credit and bankers’ acceptance financing), net of interest income, in each case determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Debt of the Borrower that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower with respect to interest rate Hedging Agreements and shall not include any PIK Interest payable to any Lender or Sponsor.

“Interest Hedge Transactions” shall mean any treasury rate lock or “Swap Transaction” (as defined in the 1991 ISDA Definitions) such as swaps, caps, collars or floors, entered into under an Interest Rate Agreement.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months thereafter if, at the time of the relevant Borrowing, an interest period of such duration is available to all Lenders participating therein), as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” shall mean any interest rate exchange agreement entered into between a Hedge Lender and the Borrower for the purpose of hedging the Loans and each schedule and confirmation entered into pursuant thereto.

“Investment Grade Rating” shall have the meaning assigned at Section 6.15(iii).

“Joint Bookrunners” shall have the meaning assigned in the Preamble to this Agreement.

“Leasehold Mortgage” shall mean that certain Leasehold Mortgage and Security Agreement dated as of the date hereof, executed by Borrower in favor of Collateral Agent.

“Legal Requirements” shall mean, as to any person, any requirement under a Permit, and any Governmental Rules, in each case applicable to or binding upon such person or any of its properties or to which such person or any of its property is subject.

“Lender Addendum” shall mean, with respect to any initial Lender, a Lender Addendum in the form of Exhibit E, or such other form as may be supplied by the Administrative Agent, to be executed and delivered by such Lender on the Closing Date.

“Lenders” shall mean (a) the persons that deliver a Lender Addendum (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance. For purposes of determining Secured Obligations secured by the Collateral, each Hedge Lender shall be deemed a “Lender” party to this Agreement and Credit Documents to the extent so specified in Section 5.l6.

“Leverage Ratio” shall mean, on any date of determination, the ratio of (a) Total Debt on such date to (b) EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowings, for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation Costs” shall mean all costs and losses (excluding lost profits) incurred by a Lender as a result of such repayment or prepayment of Loans or failure to convert Loans.

“Liquidity Facility Borrowing” shall mean a Borrowing comprised of Liquidity Facility Loans.

“Liquidity Facility Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Liquidity Facility Loans hereunder as set forth on the Lender Addendum delivered by such Lender, or in the Assignment and Acceptance pursuant to which such Lender assumed its Liquidity Facility Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Liquidity Facility Exposure” shall mean, with respect to any Lenders, at any time, the aggregate principal amount at such time of all outstanding Liquidity Facility Loans of such Lender.

“Liquidity Facility Lender” shall mean a Lender with a Liquidity Facility Commitment or an outstanding Liquidity Facility Loan.

“Liquidity Facility Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (b) of Section 2.01.

“Liquidity Facility Maturity Date” shall mean the date that is six years after the Closing Date.

“Loans” shall mean the Term Loans and the Liquidity Facility Loans.

“Long Term Service Agreement” shall mean that certain Long Term Service Agreement, dated as of June 21, 2000, by and between the Borrower and GE International.

“Loss Proceeds” shall mean Insurance Proceeds (excluding Insurance Proceeds relating to liabilities to be paid to any third party and relating to business interruption) and Eminent Domain Proceeds.

“Loss Proceeds Account” shall have the meaning assigned to such term in the Depositary Agreement.

“LSP Entities” shall mean the Borrower and Holdings.

“LSP Equipment” shall mean LSP Equipment LLC, a Delaware limited liability company.

“Major Maintenance” shall mean labor, materials and other direct expenses for any overhaul of, or major maintenance procedure for, the Project which requires significant disassembly or shutdown of the Project pursuant to manufacturers’ guidelines or recommendations, engineering or operating considerations or the requirements of any applicable legal requirement.

“Major Project Participants” shall mean the Borrower, Holdings, Dynegy, Constellation, any counterparty to, or guarantor of, an Acceptable Unit #4 Power Purchase Agreement, the Power Purchaser Guarantors, Operator, ComEd, Energy Manager, GE International, NGP and ANR.

“Majority Facility Lenders” shall mean, with respect to any Facility, the holders of a majority of the aggregate unpaid principal amount of the Term Loans or the Aggregate Liquidity Facility Exposure, as the case may be, outstanding under such Facility (or, in the case of the Liquidity Facility, prior to the termination of the Liquidity Facility Commitments, the holders of a majority of the Total Liquidity Facility Commitment).

“Management Services Agreement” shall mean that certain Management Services Agreement, dated as of November 12, 1999, between the Borrower and LSP Kendall Services, LLC.

“Mandatory Capital Expenditures Reserve Account” shall have the meaning provided in the Depositary Agreement.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Installment Sale Agreement” shall mean the Master Installment Sale Agreement between the Borrower and LSP Equipment dated as of November 12, 1999, entered into in connection with the purchase of major equipment for the Project.

“Material Adverse Effect” shall mean a material adverse condition or material adverse change in (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Borrower or (b) the validity or enforceability of any of the Credit Documents, the rights and remedies of the Arrangers, the Administrative Agent, the Collateral Agent or the Secured Parties thereunder or, the perfection, validity or priority of the Secured Parties’ security interests in the Collateral.

“Maturity” or “maturity” shall mean, with respect to any Loan, interest, fee or other amount payable by the Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Member” shall mean Holdings.

“Member Pledge Agreements” shall mean the First Lien Member Pledge Agreement, Second Lien Member Pledge Agreement, or Third Lien Member Pledge Agreement in the form of Exhibits G-1, G-2 and G-3.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean, initially, each parcel of real property and the improvements thereto owned or leased by the Borrower and specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 3.25 or 5.12.

“Mortgages” shall mean the fee or leasehold mortgages or deeds of trust, assignments of leases and rents and other security documents granting a Lien on any Mortgaged Property to secure the Obligations, each in the form of Exhibit H-1 or Exhibit H-2, as the case may be, with such changes as shall be advisable under the law of the jurisdiction in which such Mortgage is to be recorded and as are reasonably satisfactory to the Collateral Agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NEPCO/Enron Claims” shall mean those claims described as such in Schedule 3.14 hereto.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable and customary brokers’ fees or commissions, legal fees, transfer and similar taxes incurred by the Borrower in connection therewith and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale, after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Debt for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Debt assumed by the purchaser of such asset); provided, however, that, if the Borrower shall deliver a certificate of a Financial Officer of the Borrower to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds, within 270 days of receipt of such proceeds, in the acquisition of additional or replacement assets for use in the Project, such proceeds shall not constitute Net Cash Proceeds if and to the extent that the Independent Engineer has provided to the Administrative Agent a certificate, certifying that such assets are reasonable replacements of the assets disposed of in connection with such Asset Sale (provided that such certificate from the Independent Engineer shall not be required for expenditures in respect of additional or replacement assets for use in the Project in an aggregate amount of up to $2,000,000 during any calendar year); and (b) with respect to any issuance or disposition of Debt or any Equity Issuance, the cash proceeds thereof, net of all taxes and reasonable and customary fees, commissions, costs and other expenses incurred by the Borrower in connection therewith. For the avoidance of doubt, all amounts received by the Borrower in respect of NEPCO/Enron Claims or the Dynegy Dispute, shall not be considered Net Cash Proceeds.

“Net Income” shall mean, for any period, the net income or loss of the Borrower for such period determined in accordance with GAAP; provided that there shall be excluded therefrom any gains attributable to sales of assets out of the ordinary course of business.

“NGP” shall mean Natural Gas Pipeline Company of America, a Delaware corporation.

“NGP Consent” shall mean that certain Consent and Agreement, dated as of November 12, 1999, by and among NGP, the Borrower and Société Générale, as amended by the Notice and Acknowledgement of Consent, dated as of September 20, 2005, among NGP, the Borrower and the Collateral Agent.

“NGP Lease” shall mean the Lease Agreement, dated as of September 28, 1999, between NGP and the Borrower respecting the construction, operation and maintenance of a pipeline for the transportation of natural gas to the Project.

“NPDES Permit” shall have the meaning assigned such term in Section 7.01(k)(iii).

“O&M Account” shall have the meaning provided in the Depositary Agreement.

“O&M Agreement” shall mean that certain Operation and Maintenance Agreement by and between the Operator and the Borrower.

“O&M Costs” shall mean all actual cash maintenance and operation costs incurred and paid for the Project in any particular calendar or fiscal year or period to which said term is applicable (provided, that if the Borrower elects to accrue property taxes or amortize insurance premiums on a monthly basis and insurance premiums and such property taxes are shown as a separate line item in the Annual Operating Budget, such property taxes or insurance shall be factored into the calculation of cash available for payment of Debt Service pursuant to Sections 3.1, 3.3 and 3.4 of the Depositary Agreement as accrued instead of according to when such property taxes or insurance premiums are actually paid) payments for fuel and/or guaranteed heat rate payments made by the Borrower under the Power Purchase Agreements, fuel costs, additives or chemicals and transportation costs related thereto, taxes (other than those based upon the Borrower’s income), insurance, consumables, payments under any lease, payments pursuant to the O&M Agreement, Management Services Agreement, the Long Term Service Agreement or any parts or combustion turbine services agreement, legal fees and consulting fees and expenses paid by the Borrower in connection with the management, maintenance or operation of the Project, fees paid in connection with obtaining, transferring, maintaining or amending any Permits and reasonable general and administrative expenses, including without limitation all expenditures incurred to prevent the occurrence of any default under any Operative Document or any Default or Event of Default hereunder, and/or to keep the Collateral free and clear of all Liens (other than Permitted Liens). O&M Costs shall not include (a) costs of Major Maintenance to the extent paid with funds on deposit in the Mandatory Capital Expenditures Reserve Account, (b) distributions of any kind to the Borrower or its Affiliates (other than permitted payments under the Management Services Agreement), (c) non-cash charges, including depreciation or obsolescence charges or reserves therefore, amortization of intangibles or other bookkeeping entries of a similar nature, (d) capital expenditures other than those included in and approved as part of the Annual Operating Budget (including variations permitted pursuant to Section 6.12) or otherwise approved by the Administrative Agent, (e) payments for restoration or repair of the Project from the Loss Proceeds Account in accordance with the terms of this Agreement and (f) interest charges and charges for the payment or amortization of principal of indebtedness of the Borrower.

“Obligations” shall mean all obligations defined as “Obligations” in the Collateral Documents.

“Offer Period” shall have the meaning assigned in Section 2.22(a).

“Operating Agreement” shall mean the Third Amended and Restated Limited Liability Company Operating Agreement of the Borrower, dated as of October 6, 2005.

“Operating Revenues” shall mean all of the following, without duplication, received by the Borrower; all payments received by the Borrower under the Power Purchase Agreements (including with respect to fuel), proceeds of any business interruption insurance, income derived from the sale or use of electric capacity or energy produced, transmitted or distributed by the Project, and all other revenues from the operation of the Project together with any receipts derived from the sale of any property pertaining to the Project or incidental to the operation of the Project, and the investment income on amounts in the Project Accounts (but solely to the extent deposited in the Revenue Account), all rebates received under the Economic Development Incentive Agreement, and all as determined in conformity with cash accounting principles. For the avoidance of doubt, Operating Revenues shall not include any receipts by the Borrower in connection with NEPCO/Enron Claims or the Dynegy Dispute.

“Operative Documents” shall mean the Credit Documents and the Project Documents.

“Operator” shall mean the operator of the Project pursuant to the O&M Agreement and reasonably acceptable to Administrative Agent.

“Organizational Documents” shall mean, as to any person, the articles of incorporation, bylaws, partnership agreement, or other organizational or governing documents of such person including, in the case of the Borrower, the Operating Agreement.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

“Parts” shall mean any part, appliance, instrument, appurtenance or accessory necessary or useful to the operation, maintenance, service or repair of the Project.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Governmental Rule.

“Permitted Debt” shall mean: (a) indebtedness incurred under the Credit Documents, as in effect on the Closing Date or as amended in accordance with the terms thereof; (b) trade or other similar indebtedness incurred in the ordinary course of business (but not for borrowed money) and (i) not more than ninety (90) days past due, or (ii) being contested in good faith and by appropriate proceedings; (c) contingent liabilities permitted pursuant to Section 6.01 of this Agreement; (d) leases of property by the Borrower as lessee that are accounted for as capital leases on the balance sheet of the Borrower with rents paid thereunder (whether calculated on a fixed or percentage basis) not in excess of $750,000 in the aggregate; (e) obligations under Interest Hedge Transactions in respect to the Facilities; (f) up to $35,000,000 aggregate principal amount of Debt incurred in connection with Power Marketing Hedging Transactions secured by the First Lien Collateral, as defined in the Collateral Agency Agreement (excluding the mark-to-market exposure under such Power Marketing Hedging Transactions); (g) up to an additional $35,000,000 aggregate principal amount of Debt incurred in connection with Power Marketing Hedging Transactions secured by the Second Lien Collateral, as defined in the Collateral Agency Agreement (excluding the mark-to-market exposure under such Power Marketing Hedging Transactions); (h) to the extent the same would be considered Debt hereunder, the obligations of Borrower in favor of LSP Equipment under the Master Installment Sale Agreement; and (i) obligations under the Project Debt Service Reserve Letter of Credit.

“Permitted Encumbrances” shall have the meaning given in Section 4.02(u)(i) of this Agreement.

“Permitted Holders” shall mean any transferee of Equity Interests in the Borrower of such standing which would, upon the sale, transfer or disposition of such Equity Interests to the transferee, enable S&P and Moody’s to affirm their respective ratings of the Facilities at the then current levels.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term investments utilized by foreign subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and

(g) funds/cash uninvested in a trust or deposit account of the Depository.

“Permitted Liens” shall mean (a) the rights and interests of the Administrative Agent and the Secured Parties as provided in the Credit Documents, (b) Liens for any tax, assessment or other governmental charge to the extent being contested or reserved against as provided under Section 5.14 of this Agreement, (c) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business or in connection with the operation and maintenance of the Project, which do not in the aggregate materially detract from the value of the property or assets to which they are attached or materially impair the use thereof or for amounts not yet due or which are being contested in good faith by appropriate proceedings, (d) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves, bonds or other security reasonably acceptable to the Administrative Agent have been provided or are fully covered by insurance, (e) Permitted Encumbrances, (f) Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, not to exceed $1,000,000 in the aggregate at any time, and with any such Lien to be released within 270 days of its attachment, (g) other Liens incident to the ordinary course of business that are not incurred in connection with the obtaining of any loan, advance or credit and that do not in the aggregate materially impair the use of the property or assets of the Borrower or the value of such property or assets for the purposes of such business, (h) involuntary Liens as contemplated by the Operative Documents (including a lien of an attachment, judgment or execution) securing a charge or obligation, on any of the Borrower’s property, either real or personal, whether now or hereafter owned in the aggregate sum of less than $500,000 (i) Liens provided in the Third Lien Collateral Documents to secure Debt in an amount not to exceed $30,000,000, (j) Liens under capital leases that are Permitted Debt (to the extent such Liens attach to the assets subject to the respective lease), and (k) to the extent not included in (a) through (j) above, Liens on Permitted Debt specified in clauses (a), (e), (f), (g), (h) and (i) of the definition thereof (in each case, subject to the respective priorities and restrictions set forth herein and in the Collateral Documents).

“person” shall mean any natural person, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority or other entity.

“PIK Interest” shall mean interest with respect to a debt instrument that is paid other than in cash including, without limitation by the issuance of an additional debt instrument or equity instruments.

“Power Marketing Hedging Transactions” shall mean any Hedging Arrangements entered between Borrower or Energy Manager on Borrower’s behalf, as the case may be, as security or other financial support in connection with (i) the purchase of Replacement Power or other energy products, (ii) fuel arrangements or (iii) otherwise marketing the output of the Project.

“Power Purchase Agreements” shall mean the Dynegy PPA, the Constellation PPA, and any Acceptable Unit #4 Power Purchase Agreement that it is also an Additional Project Document.

“Power Purchase Agreement Guaranties” shall mean, collectively, the Dynegy PPA Guaranty and Constellation PPA Guaranty.

“Power Purchaser” shall mean Dynegy, Constellation and any counterparty (other than the Borrower) to any Acceptable Unit #4 Power Purchase Agreement to the extent such Acceptable Unit #4 Power Purchase Agreement is an Additional Project Document.

“Power Purchaser Guarantors” shall mean collectively, Dynegy Inc. and Constellation Parent.

“Prime Rate” shall mean the rate of interest per annum announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective as of the opening of business on the date such change is publicly announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Pro Rata Percentage” of any Liquidity Facility Lender, at any time, shall mean the percentage of the Total Liquidity Facility Commitment represented by such Lender’s Liquidity Facility Commitment. In the event the Liquidity Facility Commitments shall have expired or been terminated, the Pro Rata Percentages of any Liquidity Facility Lender shall be determined on the basis of the Liquidity Facility Commitments most recently in effect prior thereto.

“Proceeds” shall mean Insurance Proceeds and Eminent Domain Proceeds.

“Progress” shall mean Progress Ventures, Inc. and any successor thereto.

“Progress Consent” shall mean that certain Consent and Amendment dated December 30, 2004, by and among Progress, the Borrower and Société Générale, as amended by the Notice and Acknowledgement of Consent, dated as of September 20, 2005, among Progress, the Borrower and the Collateral Agent.

“Project” shall mean the approximately 1,160 MW natural gas fired combined cycle electric generating facility located in Kendall County and Grundy County, Illinois, together with all buildings, structures or improvements erected on the Site and the Easements, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all Parts which may from time to time be incorporated or installed in or attached thereto, all contracts and agreements for the purchase or sale of commodities or other personal property related thereto (including, without limitation the Unit #4 Power and Fuel Plan), all leases of real or personal property related thereto, all other real and tangible and intangible personal property owned by the Borrower and placed upon the Site and the Easements (or used in connection with the electric generating facility located thereon), the Site, the Easements, the Permits required in connection with (or otherwise related to) the Project, any electrical or gas interconnections, water intake structure or pipelines owned by the Borrower, and to the extent not included in the foregoing, all Collateral.

“Project Accounts” shall have the meaning assigned to such term in the Depositary Agreement.

“Project Debt Service Reserve Letter of Credit” shall mean a letter of credit with an initial stated amount of $20,000,000 which (i) Borrower may substitute for the Sponsor Debt Service Reserve Letter of Credit upon Borrower’s fulfillment of the conditions set forth in Section 5.21(b), (ii) is issued by an Acceptable Credit Provider and which is maintained until the thirtieth (30th) Business Day after the Term Loan Maturity Date and (iii) provides that it may be drawn (x) 30 days after the provider thereof ceases to be an Acceptable Credit Provider and (y) if it is not renewed on or prior to the date 30 days prior to its expiration. The reimbursement obligations with respect to such letter of credit shall be for the account of the Borrower.

“Project Documents” shall mean (i) the Power Purchase Agreements and the Power Purchase Agreement Guaranties, (ii) the Fuel Interconnection Agreements and the NGP Lease, (iii) the ComEd Interconnection Agreement, (iv) the Operating Agreement, (v) the Energy Management and Marketing Agreement, (vi) the Management Services Agreement, (vii) any Additional Project Document, (viii) the Annexation Agreement and (ix) any replacement for any of the foregoing, including any replacement agreement entered into pursuant to the Consent relating to any of the foregoing and any replacement of an Additional Project Document.

“Project Improvements” shall mean labor, materials and capital expenditures for any renewal, replacement or strategic investment in the Project intended to improve the production and productivity of the Project.

“Property Tax Refund” shall mean any refunds arising out of the Borrower’s appeal of the tax assessments rendered by Kendall County, IL and Seward Township, IL as is currently being pursued by the Borrower, and as may be pursued by the Borrower in subsequent years to the extent it relates to claims for the same or similar refunds in subsequent years (and taxes paid in connection therewith). These include the Borrower’s appeal of the assessments and rebated taxes currently pending as of the date hereof before the State of Illinois Property Tax Appeal Board.

“Prudent Utility Practices” shall mean, as to the Project, those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by electric generation stations in the United States of a type and size similar to the Project, including as to fuel type and configuration of the Project, as good, safe and prudent engineering practices in connection with operation, maintenance, repair, improvement and use of electrical and other equipment, facilities and improvements of such electrical station, with commensurate standards of safety, performance, dependability, efficiency and economy. Prudent Utility Practices does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“PUHCA” shall mean the Public Utility Holding Company Act of 1935 and all rules and regulations adopted thereunder.

“Real Property” shall mean all Mortgaged Property and all other real property owned or leased from time to time by the Borrower.

“Redemption Account” shall have the meaning assigned to such term in the Depositary Agreement.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, seepage, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching, or migration into, onto or through the environment or within or upon any building, structure, facility or fixture.

“Repayment Date” shall have the meaning given such term in Section 2.10(c).

“Replacement Obligor” shall mean, with respect to any person party to a Project Document, any person reasonably satisfactory to the Required Lenders who, pursuant to any definitive agreement, definitive guarantee or definitive backup arrangement, assumes the obligation of providing the services and/or products to the Borrower, which such person is obligated to provide pursuant to the applicable Project Document, taking into account whether such person has credit, or acceptable credit support, equal to or greater than that of the replaced person on the date that the applicable Project Document was entered into and whether such person has assumed the obligations of such person on terms and conditions no less favorable to the Borrower, than those which such replaced person is obligated to provide.

“Replacement Power” shall have the meaning given to such term in each of the Constellation PPA and the Dynegy PPA.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Liquidity Facility Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding and unused Liquidity Facility Commitments.

“Required Prepayment Percentage” shall mean (a) in the case of any Equity Issuance, 50% and (b) in the case of any issuance or other incurrence of Debt (except for any Permitted Debt), 100%.

“Responsible Officer” shall mean, as to any person, its president, chief executive officer, any vice president, treasurer, or secretary, any managing general partner or manager (or any of the preceding with regard to such managing general partner or manager) or, authorized representative.

“Revenue Account” shall have the meaning assigned to such term in the Depositary Agreement.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Second Lien Borrower Security Agreement” shall mean that certain Second Lien Security Agreement, dated as of the date hereof, between the Borrower and the Collateral Agent substantially in the form of Exhibit F-2 to this Agreement.

“Second Lien Collateral Documents” shall mean the Second Lien Borrower Security Agreement and the Second Lien Member Pledge Agreement.

“Second Lien Member Pledge Agreement” shall mean that certain Second Lien Pledge and Security Agreement dated as of the date hereof, by Member in favor of Collateral Agent, substantially in the form of Exhibit G-2 to this Agreement.

“Second Lien Secured Parties” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Secured Obligations” shall mean, collectively, without duplication, with respect to the Borrower, (i) all Debt, loans, advances, debts, liabilities (including any indemnification or other obligations that survive the termination of this Agreement and other Credit Documents), and all other obligations, howsoever arising, owed by the Borrower to the Administrative Agent or the Secured Parties of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of this Agreement, any Interest Rate Agreement, the Collateral Documents or any of the other Credit Documents or any other agreement, document or instrument evidencing, securing or relating to such indebtedness, liabilities and obligations, including all interest, fees (including Commitment Fees), charges, expenses, attorneys’ fees and accountants fees chargeable to the Borrower payable by the Borrower thereunder, (ii) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral and (iii) in the event of any proceeding for the collection or enforcement of the obligations described in clause (i) and (ii) above, after an Event of Default shall have occurred and be continuing and unwaived, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights under the Collateral Documents, together with any necessary attorneys’ fees and court costs (provided that the aggregate amount of Secured Obligations, including ordinary course net payments on such Power Marketing Hedging Agreements, owing in respect of Power Marketing Hedging amounts shall not exceed $70,000,000).

“Secured Parties” shall mean the First Lien Secured Parties, the Second Lien Secured Parties and the Third Lien Secured Parties.

“Site” shall mean the land located in Kendall County and Grundy County, Illinois, on which the Project is located.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Sponsor” shall mean LS Power Development, LLC, a Delaware limited liability company.

“Sponsor Debt Service Reserve Cash Collateral” shall mean, in case no Sponsor Debt Service Reserve Letter of Credit has been provided to the Collateral Agent by the Closing Date, a cash contribution equal to $20,000,000 for deposit in the Debt Service Reserve Account until such time as a Debt Service Reserve Letter of Credit has been posted in replacement of such contribution in accordance with Section 5.21.

“Sponsor Debt Service Reserve Letter of Credit” shall mean an initial letter of credit with a stated amount of $20,000,000 (as such amount may be reduced pursuant to the terms of this Agreement) from an Acceptable Credit Provider that is maintained until the earlier of (a) the thirtieth (30th) Business Day after the Term Loan Maturity Date (subject to Section 5.21(b)) and (b) until the date no amounts remain outstanding under the Facilities. The letter of credit shall provide that it may be drawn (x) 30 days after the provider thereof ceases to be an Acceptable Credit Provider and (y) if it is not renewed on or prior to the date 30 days prior to its expiration. The reimbursement obligations with respect to such letter of credit shall be for the account of a party other than the Borrower.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Companies” shall have the meaning given in Section 3.13.

“Subsidiary” or “subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Syndication Agent” shall have the meaning assigned to such term in the Preamble to this Agreement..

“Targeted Principal Outstanding” shall have the meaning given in the Depositary Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans hereunder as set forth on the Lender Addendum delivered by such Lender, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial aggregate amount of the Term Loan Commitments is $422,000,000.

“Term Loan Maturity Date” shall mean the date that is eight years after the Closing Date.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to clause (a) of Section 2.01.

“Third Lien Borrower Security Agreement” shall mean that certain Third Lien Security Agreement, dated as of the date hereof, between the Borrower and the Collateral Agent substantially in the form of Exhibit F-3 to this Agreement.

“Third Lien Collateral Documents” shall mean the Third Lien Borrower Security Agreement and the Third Lien Member Pledge Agreement.

“Third Lien Member Pledge Agreement” shall mean that certain Third Lien Pledge and Security Agreement dated as of the date hereof, by Member in favor of Collateral Agent, substantially in the form of Exhibit G-3 to this Agreement.

“Third Lien Secured Parties” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Title Insurers” shall mean Chicago Title Insurance Company and Fidelity Title Insurance Company.

“Title Policies” shall have the meaning given in Section 4.02(u).

“Total Debt” shall mean, at any time, the aggregate amount of Debt of the Borrower outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such time.

“Total Liquidity Facility Commitment” shall mean, at any time, the aggregate amount of the Liquidity Facility Commitments, as in effect at such time. The initial Total Liquidity Facility Commitment is $10,000,000.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Borrower of the Credit Documents to which it is a party, (b) the borrowings hereunder and the use of proceeds of the foregoing, (c) the granting of Liens pursuant to the Collateral Documents, and (d) any other transactions related to or entered into in connection with any of the foregoing.

“Type” shall mean the type of Loan, whether an ABR or LIBO Rate Loan.

“UCC” shall mean the Uniform Commercial Code.

“Unit” shall mean those items of the Project’s equipment which function together to generate electric power in combined cycle but excluding common facilities. The project consists of four Units, and each Unit includes, without limitation, one combustion turbine generator, one heat recovers steam generator, one steam turbine generator, one condenser and all associated auxiliary equipment, piping, wiring, foundations, supports, valves, controls and instrumentation.

“Unit #4” shall mean the Unit which is not a “Dedicated Unit” under (and as defined in) the Power Purchase Agreements.

“Unit #4 Power and Fuel Plan” shall have the meaning assigned to such term in Section 4.02(z).

“Waste-Water Lines” shall mean that certain waste water discharge pipeline to be constructed by the Borrower for purposes of discharging waste water from the Project.

“Water Pipeline” shall mean that certain water pipeline to be constructed by Borrower for the purpose of supplying the Project with raw water from the Illinois River.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Credit Document or any other agreement, instrument or document in this Agreement shall mean such Credit Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) and Borrowings may be classified and referred to by Class (e.g., a “Term Borrowing”).

ARTICLE II.

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, (a) each Term Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment and (b) each Liquidity Facility Lender agrees, severally and not jointly, to make Liquidity Facility Loans to the Borrower, at any time and from time to time on or after the Closing Date and until the earlier of the Liquidity Facility Maturity Date and the termination of the Liquidity Facility Commitment of such Liquidity Facility Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Liquidity Facility Lender’s Liquidity Facility Exposure exceeding such Liquidity Facility Lender’s Liquidity Facility Commitment. Within the limits set forth in clause (b) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Liquidity Facility Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class made by the Lenders ratably in accordance with their respective Commitments of the applicable Class; provided, however, that the failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.14 and 2.21, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03; provided that all Borrowings made on the Closing Date or on any other day during the period ending seven days thereafter are to be made as Eurodollar Borrowings with a single Interest Period of one month’s duration. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 Noon, New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account in the name of the Borrower, as designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing or (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Liquidity Facility Borrowing if the Interest Period requested with respect thereto would end after the Liquidity Facility Maturity Date.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall hand deliver or fax (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing not later than 12:00 Noon, New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 Noon, New York City time, one Business Day before a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or a Liquidity Facility Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is a Eurodollar Borrowing, the initial Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any

Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given in accordance with this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender made to the Borrower as provided in Section 2.10 and (ii) the then unpaid principal amount of each Liquidity Facility Loan of such Lender made to the Borrower on the Liquidity Facility Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of the sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans made to the Borrower in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Commitment Fee Rate on the average daily unused amount of the Commitments of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Liquidity Facility Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times from time to time agreed to in writing by the Borrower (or any Affiliate) and the Administrative Agent, including pursuant to the Engagement Letter (the “Administrative Agent Fees”).

(c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder or under any other Credit Document, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Liquidity Facility Loan plus 2.00%.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated in accordance with the terms hereof, (i) the Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date and (ii) the Liquidity Facility Commitments shall automatically terminate on the Liquidity Facility Maturity Date.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments or the Liquidity Facility Commitments; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Liquidity Facility Commitments shall be in an integral multiple of $100,000 and in a minimum amount of $1,000,000 and (ii) the Total Liquidity Facility Commitment shall not be reduced to an amount that is less than the Aggregate Liquidity Facility Exposure then in effect.

(c) Each reduction in the Term Loan Commitments or, Liquidity Facility Commitments hereunder shall be made ratably among the applicable Lenders in accordance with their Pro Rata Percentages. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.09. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing of the Borrower into an ABR Borrowing, (b) not later than 12:00 noon, New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing of the Borrower into a Eurodollar Borrowing or to continue any Eurodollar Borrowing of the Borrower as a Eurodollar Borrowing for an additional Interest Period and (c) not later than 12:00 noon, New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing of the Borrower to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and

(viii) after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.09 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.09 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.09 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.09 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted or continued into an ABR Borrowing.

SECTION 2.10. Repayment of Term Borrowings. (a) On the last day of each fiscal quarter, commencing with the quarter ending December 31, 2005, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), the Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, a principal amount of the Term Loans equal to .25% of the original outstanding principal amount of the Term Loan Facility(i.e., 1% per annum).

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) All repayments pursuant to this Section 2.10 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.

SECTION 2.11. Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 Noon, New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000; (ii) the Borrower shall pay to the Administrative Agent for the account of the Term Loan Lenders (A) if such prepayment occurs on a day other than the last day of an Interest Period for such Term Loan, all amounts payable pursuant to Section 2.15, (B) a prepayment premium of (x) 3.0% of the amount prepaid, if such prepayment is made on or prior to the date that is one year after the Closing Date, and (y) a prepayment premium of 1.0% of the amount prepaid, if such prepayment is made after the date that is one year after the Closing Date, but on or prior to the date that is two years after the Closing Date.

(b) Optional prepayments of Term Loans shall be applied, first, pro rata to the remaining scheduled installments of principal due in respect of the Term Loans in accordance with Section 2.10 and, second, pro rata against the amounts outstanding in respect of the Liquidity Facility Loans with no corresponding reduction in the Liquidity Facility Commitments.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to Section 2.15 and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.12. Mandatory Prepayments. (a) In the event of any termination of all the Liquidity Facility Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Liquidity Facility Borrowings. If as a result of any partial reduction of the Liquidity Facility Commitments the Aggregate Liquidity Facility Exposure would exceed the Total Liquidity Facility Commitment after giving effect thereto, then the Borrower shall, on the date of such reduction, repay or prepay Liquidity Facility Borrowings in an amount sufficient to eliminate such excess.

(b) Not later than the third Business Day following the completion of any Asset Sale, the Borrower shall deposit the Net Cash Proceeds received with respect thereto into the Asset Sales Proceeds Account and thereafter apply such amount to prepay outstanding Term Loans in accordance with Section 2.12(f). The Borrower shall apply Loss Proceeds to prepay outstanding Term Loans in accordance with the applicable provisions of the Depositary Agreement.

(c) In the event and on each occasion that an Equity Issuance occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the occurrence of such Equity Issuance, deposit the Required Prepayment Percentage of the Net Cash Proceeds therefrom into the Redemption Account and thereafter apply such amount to prepay outstanding Term Loans in accordance with Section 2.12(f).

(d) In the event that the Borrower or any subsidiary shall receive Net Cash Proceeds from the issuance or other incurrence of Debt of the Borrower or any subsidiary (other than Permitted Debt), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by the Borrower or any subsidiary, deposit an amount equal to the Required Prepayment Percentage of such Net Cash Proceeds into the Redemption Account and within one Business Day thereafter apply such amount to prepay outstanding Term Loans in accordance with Section 2.12(f).

(e) On each Repayment Date, the Borrower shall prepay the Term Loans in an amount equal to the portion of the Excess Cash Flow required to be applied for the quarter ending on the immediately preceding Repayment Date pursuant to the terms of the Depositary Agreement to prepay the Term Loans, in accordance with and in the amount specified in Section 3.1(c)(10) of the Depositary Agreement, such prepayment to be made in accordance with Section 2.12(f); provided that, the cure periods included in Article VII of this Agreement shall not in any way affect the timing of the prepayments made pursuant to this Section 2.12(e).

(f) Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied (i) first in chronological order to the remaining scheduled installments due in respect of the Term Loans under Section 2.10 and (ii) second, to the repayment of the Liquidity Facility.

(g) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least five days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings pursuant to this Section 2.12 shall be subject to Section 2.15, but shall otherwise be without premium or penalty. Any Lender may elect, by notice in writing to the Administrative Agent by telephone (confirmed by facsimile) at least four (4) Business Days or any shorter time period as the Administrative Agent may determine, prior to the applicable prepayment date, to decline all of any mandatory prepayment of its Term Loans pursuant to this Section 2.12. If any Lender rejects all or any portion of such mandatory prepayments, such amount shall be offered collectively to the other Lenders on a pro rata basis. To the extent that the Lenders collectively reject all or any portion of such mandatory prepayments, the amounts so rejected shall not be subject to the waterfall provisions of the Depositary Agreement and such amounts shall be directly deposited in the Distribution Account.

SECTION 2.13. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Administrative Agent (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or

(ii) impose on any Lender or the Administrative Agent or the London interbank market any other condition affecting this Agreement or Loans made by such Lender,

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to any Lender or the Administrative Agent or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Administrative Agent to be material, then the Borrower will pay to such Lender or the Administrative Agent, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Administrative Agent or the Administrative Agent shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Administrative Agent’s capital or on the capital of such Lender’s or the Administrative Agent’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or the Administrative Agent or such Lender’s or the Administrative Agent’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Administrative Agent’s policies and the policies of such Lender’s or the Administrative Agent’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Administrative Agent to be material, then from time to time the Borrower shall pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent or such Lender’s or the Administrative Agent’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or the Administrative Agent or their respective holding companies, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Administrative Agent, as the case may be, the amount or amounts shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Administrative Agent under paragraph (a) or (b) above for increased costs or reductions with respect to any period prior to the date that is 270 days prior to such request if such Lender or the Administrative Agent knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 270-day period. The protection of this Section shall be available to each Lender and the Administrative Agent regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.14. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans. Any such conversion of a Eurodollar Loan under (i) above shall be subject to Section 2.15.

(b) For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.15. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan or the conversion of the Interest Period with respect to any Loan, in each case other than on the last day of the Interest Period in effect therefor or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.09) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.16. Pro Rata Treatment. Except as required under Section 2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Liquidity Facility Commitments and each conversion of any Borrowing to or continuation of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.18. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Credit Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. All payments hereunder and under each other Credit Document shall be made in Dollars. The Administrative Agent shall promptly pay to each Lender any payments secured by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Credit Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.19. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after all required deductions or withholding (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make (or cause to be made) such deductions and (iii) the Borrower shall pay (or cause to be paid) the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, the Borrower shall pay (or cause to be paid) any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes pursuant to Section 2.19(a), and in any event within 30 days of any such payment being due, the Borrower shall deliver (or cause to be delivered) to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the reasonable written request of the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or delivery would not materially prejudice the legal position of such Lender. In addition, each Foreign Lender shall (i) furnish on or before it becomes a party to the Agreement either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form) or (b) an accurate and complete U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) provide a new Form W-8BEN (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit I together with a Form W-8BEN. Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(e) Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.

(f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.19 shall survive the payment in full of all amounts due hereunder.

SECTION 2.20. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender delivers a notice described in Section 2.14, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.19 or (iv) any Lender does not consent to a proposed amendment, modification or waiver of this Agreement requested by the Borrower which requires the consent of all of the Lenders or all of the Lenders under any Facility to become effective (and which is approved by at least the Required Lenders), the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the issuing bank and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) solely with respect to replacements of Lenders pursuant to clauses (i), (ii) or (iii) of this Section, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.13 and Section 2.15); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.13 or notice under Section 2.14 or the amounts paid pursuant to Section 2.19, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.14, or cease to result in amounts being payable under Section 2.19, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.13 in respect of such circumstances or event or shall withdraw its notice under Section 2.14 or shall waive its right to further payments under Section 2.19 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance reflecting such replacement within five Business Days of the date on which the replacement Lender executes and delivers such Assignment and Acceptance to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Acceptance.

(b) If (i) any Lender shall request compensation under Section 2.13, (ii) any Lender delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.19, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.21. Alternate Rate of Interest. In the event, and on each occasion, that prior to the commencement of any Interest Period for a Eurodollar Borrowing (a) the Administrative Agent shall have determined that adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for such Interest Period or (b) the Administrative Agent is advised by the Majority Facility Lenders in respect of the relevant Facility that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, the

Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.09 shall be deemed to be a request for an ABR Borrowing and (ii) any Interest Period election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective. Each determination by the Administrative Agent under this Section 2.21 shall be conclusive absent manifest error.

SECTION 2.22. Change of Control Prepayment. (a) No less than three Business Days after the occurrence of a Change of Control, the Borrower shall offer to each Lender (by delivery of a prepayment offer to the Administrative Agent) to prepay all (but not part) of its outstanding Loans in accordance with this Section 2.22. The prepayment offer shall be irrevocable and shall state: (i) the proposed date of prepayment (which date shall be no earlier than 5 days and no later than 10 days from the date of the applicable Change of Control); (ii) the prepayment price (which, with respect to each Lender, shall be calculated as the sum of (x)(i) 103% of the aggregate principal amount of the outstanding Loans made by such Lender, if such change of control occurs on or prior to the date that is one year after the Closing Date and (ii) 101% of the aggregate principal amount of the Loans of such Lender if such change of control occurs after the date that is one year after the Closing Date but on or prior to the date that is two years after the Closing Date, (y) all accrued and unpaid Interest Expense on such Loans and (z) all accrued interest on the principal amount being repaid or prepaid and, to the extent applicable, breakage costs, as provided for in Section 2.15 hereof; (iii) that each Lender that accepts such prepayment offer must accept such offer with respect to all (but not part) of its Loans; (iv) that each Lender must accept such offer by delivering notice of such acceptance to the Administrative Agent within 30 days after the date the Borrower makes its offer to such Lender (the “Offer Period”); and (v) in reasonable detail, the nature of the applicable Change of Control and the projected impact of such Change of Control on the Project, the operations thereof and the Borrower.

(b) The Borrower shall comply with the terms of each such prepayment offer. Each Lender shall have the right to accept such offer prior to the expiration of the applicable Offer Period.

(c) Notwithstanding anything to the contrary herein, the Borrower shall not request, nor shall any Lender be obligated to make, any Liquidity Facility Loans from and after the date of a Change of Control until the date the Borrower prepays all of the Lenders who have accepted a prepayment offer in accordance with this Section 2.22.

(d) The Commitments of each Lender that accepts a prepayment offer in accordance with this Section 2.22 shall terminate in its entirety on the date such Lender’s Loans are repaid or, if later, scheduled to be repaid or returned pursuant to such offer.

ARTICLE III.

Representations and Warranties

The Borrower represents and warrants to the Arrangers, the Administrative Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01. Organization; Powers. The Borrower (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted in respect of the Project, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement, each of the other Operative Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party, including, to borrow hereunder. On the Closing Date, Holdings and the Independent Member are the sole members of the Borrower.

SECTION 3.02. Authorization; No Conflicts. The Transactions and the Operative Documents (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate of formation or limited liability company operating agreements of the Borrower, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any Project Document, indenture, agreement or other instrument to which the Borrower is a party or by which it or any of its property is or may be bound, except any of the foregoing that would not reasonably be expected to result in a Material Adverse Effect; (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such Project Document, indenture, agreement or other instrument except any of the foregoing that would not reasonably be expected to result in a Material Adverse Effect; or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower (other than Liens created under the Collateral Documents). The execution, delivery and performance by the Borrower of each Operative Document to which it is a party does not require the approval or consent of any holder or trustee of any Debt or other Secured Obligations of the Borrower which has not been obtained.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Operative Document when executed and delivered by the Borrower thereto will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. None of the Operative Documents to which the Borrower is a party has been amended or modified subsequent to having been delivered to the Arrangers, except as permitted under this Agreement.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC financing statements, (b) recordation of the Mortgages and the Leasehold Mortgages and (c) such as have been made or obtained and are in full force and effect.

SECTION 3.05. No Material Adverse Change. To the Borrower’s knowledge, no event, change or condition has occurred since December 31, 2004 that has caused, or would reasonably be expected to cause, a Material Adverse Effect.

SECTION 3.06. Title to Properties; Possession Under Leases. (a) The Borrower has good and insurable title to, or valid leasehold interests in, all its material properties and assets (including all Real Property), except for minor defects in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. The Project is free from material structural defects and all systems contained therein are in good working order and condition, ordinary wear and tear excepted, suitable for the purposes for which they are currently being used. No portion of the Real Property has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition. Each parcel of Real Property and the current use thereof complies with all applicable laws (including building and zoning ordinances and codes) and with all insurance requirements; the Borrower is not a non-conforming user of any Real Property.

(b) The Borrower, and, to the knowledge of the Borrower, each other party thereto, has complied with all obligations under all material leases to which it is a party and all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms. The Borrower enjoys peaceful and undisturbed possession under all such material leases. No landlord Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any lease payment under any material lease. None of the Real Property is subject to any lease, sublease, license or other agreement granting to any person (other than the Borrower) any right to the use, occupancy, possession or enjoyment of the Real Property or any portion thereof.

(c) The Borrower has not received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Real Properties or any sale or disposition thereof in lieu of condemnation.

(d) Other than the property required to be conveyed to the Village of Minooka under the Annexation Agreement, the Borrower is not obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property or any interest therein.

(e) There are no pending or, to the knowledge of the Borrower, proposed special or other assessments for public improvements or otherwise affecting any material portion of the owned Real Property, nor are there any contemplated improvements to such owned Real Property that may result in such special or other assessments. The Borrower has not suffered, permitted or initiated the joint assessment of any owned Real Property with any other real property constituting a separate tax lot. Each owned parcel of Real Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

(f) The Borrower has obtained all permits, licenses, variances and certificates required by applicable law to be obtained and necessary to the use and operation of each parcel of Real Property, except where the failure to have such permit, license, certificate or variance would not prohibit the use of such parcel of Real Property as it is currently being used. The use being made of each parcel of Real Property conforms with the certificate of occupancy and/or such other permits, licenses, variances and certificates for such Real Property and any other restrictions, covenants or conditions affecting such Real Property, except for any such nonconformity that could not reasonably be expected to be enjoined or to result in material fines.

SECTION 3.07. Compliance with Laws. (a) None of the Borrower, the Project or any of their respective material properties or assets (including, without limitation, the Site) is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b) Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed, and true and complete copies of such certificates of occupancy have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.

SECTION 3.08. Federal Reserve Regulations. (a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No Debt being reduced or retired out of the proceeds of any Loans was or will be incurred for the purpose of purchasing or carrying any Margin Stock. Following the application of the proceeds of the Loans, Margin Stock will not constitute more than 25% of the value of the assets of the Borrower. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

SECTION 3.09. Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.10. Employee Benefit Plans. None of the Borrower or any member of its Controlled Group has a Benefit Plan.

SECTION 3.11. Business, Debt, Contracts, Joint Ventures, Etc. (a) The Borrower has not conducted any business other than the business contemplated by the Operative Documents, has no outstanding Debt or other material liabilities other than pursuant to or allowed by the Operative Documents, and is not a party to or bound by any material contract other than the Operative Documents to which it is a party.

(b) The Borrower is not a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture.

(c) The Borrower has no subsidiaries.

SECTION 3.12. Permits. To the Borrower’s knowledge, there are no Permits under existing Governmental Rules (including Environmental Laws) applied as the Project is currently designed and operating that are or will become Applicable Permits other than the Permits described in Schedule 3.12 hereto (other than those the failure of which to obtain or maintain would not reasonably be expected to have a Material Adverse Effect). Each Applicable Permit listed in Schedule 3.12 has been issued to Borrower, is in full force and effect and, except as disclosed therein, is not subject to any current legal proceeding to which the Borrower is a party or, to the Borrower’s knowledge, to any unsatisfied condition that would reasonably be expected to have a Material Adverse Effect, and, except as disclosed therein, all statutorily prescribed appeal periods with respect to the issuance of such Permits have expired. The Borrower is in compliance with all Applicable Permits except such non-compliance as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13. Hazardous Substances. (a) The Borrower has previously delivered to the Administrative Agent the Independent Engineer’s Report and the Administrative Agent acknowledges receipt thereof. Except as set forth in the Independent Engineer’s Report and in Part I of Schedule 3.13, to the knowledge of the Borrower solely with respect to the Site and the Improvements: (A) neither the Borrower nor Holdings (the “Subject Companies”) is or has in the past been in violation of (or received any notice that it is in violation of) any Environmental Law which violation would reasonably be expected to subject the Secured Parties to liability or to result in a material liability to any of the Subject Companies or their respective properties and assets; (B) none of the Subject Companies has (or has received any notice that it or any third party has) used, released, discharged, generated, manufactured, produced, stored, or disposed of in, on, under or about the Site or the Improvements, or transported thereto or therefrom, any Hazardous Substances that would reasonably be expected to subject the Secured Parties to liability or the Subject Companies to material liability, under any Environmental Law; (C) there are no underground tanks, whether operative or temporarily or permanently closed, located on the Site or the Improvements; and (D) there are no Hazardous Substances used, stored or present at, on or near the Site or the Improvements, except as used, stored or present in the ordinary course of business and in material compliance with Hazardous Substances Laws, in each case of (A) through (D) above that would reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Part II of Schedule 3.13, there is no pending or, to the knowledge of the Borrower, threatened action or proceeding by any Governmental Authority (including the U.S. Environmental Protection Agency) or any non-governmental third party with respect to the presence or Release of Hazardous Substances in, on, from or to the Site or the Improvements, that would reasonably be expected to have a Material Adverse Effect.

(c) The Borrower does not have knowledge of any past or existing violations of any Environmental Laws by any person relating in any way to the Site or the Improvements that, in the Borrower’s reasonable judgment, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.14. Litigation. There are no pending or, to the knowledge of the Borrower, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which the Borrower or, to the knowledge of the Borrower, any other LSP Entity, the Project or the Site is a party or is subject, or by which any of them or any of their properties or the Project are bound, which if adversely determined would reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 3.14.

SECTION 3.15. Labor Disputes. Neither the business nor the properties of the Borrower are being affected by any strike, lockout or other labor dispute which would reasonably be expected to have a Material Adverse Effect.

SECTION 3.16. Project Documents. Copies of all Project Documents as currently in effect have been delivered to the Administrative Agent by the Borrower. Except as has been previously disclosed in writing to the Administrative Agent, as of the Closing Date none of the Project Documents has been amended, modified or terminated. Each of the Project Documents is in full force and effect and no defaults have occurred and are continuing thereunder.

SECTION 3.17. Taxes. The Borrower has filed all federal, state and local tax returns that it is required to file, has paid all taxes that it is required to pay to the extent due (other than those taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such taxes) and, to the extent such taxes are not due, has established reserves that are adequate for the payment thereof and are required by GAAP. For federal income tax purposes, the Borrower will be disregarded as an entity separate from its owner and will not be treated as an association, or publicly traded partnership taxable as a corporation.

SECTION 3.18. Energy Regulation. With respect to any Credit Event that occurs prior to the Effective Date of PUHCA Repeal, the Borrower is an EWG and the Project is an Eligible Facility.

(b) The Borrower is subject to regulation under the FPA and the orders of the FERC issued thereunder, including the letter order issued June 17, 1999 in FERC Docket No. ER99-2602-000. The Borrower (i) is authorized under the FPA to sell electricity pursuant to the rates, terms and conditions set forth in the Power Purchase Agreements; (ii) has obtained FERC approval to sell power at market-based rates; and (iii) has obtained blanket FERC approval for the issuance of securities and assumption of liabilities such that the financing of the Project pursuant to the terms of the Credit Documents can occur without additional approval by FERC.

(c) None of the Borrower, the Administrative Agent, the Secured Parties, nor any of their Affiliates will, solely as a result of the Borrower’s ownership, leasing or operation of the Project, the sale of electricity therefrom or the entering into of any Operative Document or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under PUHCA or under state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities, except for regulation of the Borrower as an EWG.

(d) Except as set forth on Schedule 3.18, no other approval is currently required to be obtained by the Borrower from the ICC, FERC or any other state or federal Governmental Authority with jurisdiction over the energy sales or financing agreements of the Borrower in connection with any of the transactions contemplated hereby or by any other Operative Document.

SECTION 3.19. Project Budget; Projections. As of the Closing Date, to the Borrower’s knowledge, the Base Case Projections (a) are based on reasonable assumptions and (b) are consistent with the provisions of the Project Documents.

SECTION 3.20. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and statements of income, member’s equity and cash flows as of and for the fiscal years ended December 31, 2004, December 31, 2003 and in each case audited by and accompanied by the opinion of KPMG LLP and Price Waterhouse Coopers LLP, respectively, independent public accountants. The financial statements provided for the fiscal year ended December 31, 2004 present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower as of such dates and for such periods.

(b) The Borrower has heretofore delivered to the Lenders its unaudited balance sheet and statements of income, member’s equity and cash flows as of June 30, 2005. Such balance sheet includes all material liabilities, direct or contingent, of the Borrower as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

(c) As of the Closing Date, the Borrower has no material liabilities, direct or contingent, except as are disclosed in such financial statements (or in this Agreement).

SECTION 3.21. No Breach. The Borrower has complied with all material terms of all Operative Documents except, whenever this representation and warranty is made after the Closing Date, where non-compliance would not reasonably be expected to have a Material Adverse Effect. Except as disclosed to the Administrative Agent in writing (it being agreed that such disclosure shall be without derogation of the provisions of Sections 7.01(g), to the Borrower’s knowledge no other party to any Project Document is in default thereunder.

SECTION 3.22. No Default. To the Borrower’s knowledge, no Event of Default or any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time and/or the giving of notice, would constitute an Event of Default, has occurred and is continuing which has not been disclosed by the Borrower to the Administrative Agent in writing.

SECTION 3.23. Offices, Location of Collateral. (a) The chief executive office or chief place of business (as such term is used in Article 9 of the Uniform Commercial Code as in effect in the State of Illinois from time to time) of the Borrower is located at Two Tower Center, 20th Floor, East Brunswick, New Jersey 08816. The Borrower’s federal employer identification number is 223628696.

(b) All of the Collateral (other than the Project Accounts and general intangibles), including all property covered by the Mortgages and Leasehold Mortgage, is, located on the Site and/or the Easements or at the address set forth in Section 3.23(a).

SECTION 3.24. Intellectual Property. The Borrower owns or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights which are necessary for the operation of its business in accordance with the Operative Documents and which the failure of the Borrower to so own or have the right to use would reasonably be expected to result in a Material Adverse Effect. No material product, process, method, substance, part or other material presently contemplated to be sold or employed by the Borrower in connection with its business will infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other person.

SECTION 3.25. Collateral. The Liens granted to the Administrative Agent and/or the Collateral Agent pursuant to the Mortgages and Leasehold Mortgage and the other Collateral Documents with respect to the Collateral (a) constitute valid and subsisting liens of record on such rights, title or interest as the Borrower shall from time to time have in all real property covered by the Mortgages and Leasehold Mortgage, (b) constitute perfected security interests in such rights, title or interest as the Borrower or Holding shall from time to time have in all personal property included in the Collateral, and (c) are subject to no Liens except Permitted Liens and, as to priority, only Permitted Encumbrances. Except to the extent possession of portions of the Collateral is required for perfection, all such action as is necessary has been taken to establish and perfect the Administrative Agent’s and/or the Collateral Agent’s rights in and to the Collateral, including any recording, filing, registration, giving of notice or other similar action (assuming proper recordation of any such documents). As of the Closing Date, no filing, recordation, re-filing or re-recording other than those listed on Schedule 3.25 hereto is necessary to perfect and maintain the perfection of the interest, title or Liens of the Collateral Documents. The Borrower or Holding have properly delivered or caused to be delivered to the Administrative Agent and/or the Collateral Agent all Collateral that requires perfection of the Liens and security interests described above by possession.

SECTION 3.26. Sufficiency of Project Documents. To the knowledge of the Borrower, other than services, materials, real property interests and other rights that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and the real property interests, the Easements and other property and rights owned by or otherwise granted to the Borrower, except, in each case, where such failure would not reasonably be expected to have a Material Adverse Effect:

(a) comprise all of the property interests necessary to secure any right material to the operation and maintenance of the Project in accordance with all Legal Requirements, all without reference to any proprietary information not owned by the Borrower;

(b) are sufficient to enable the Project to be located and operated on the Site and the Easements; and

(c) provide adequate ingress and egress to and from the Site for any reasonable purpose in connection with the operation of the Project.

SECTION 3.27. Gas Supplies. As of the Closing Date, the Borrower has access to sufficient supplies of natural gas to enable the Borrower to operate the Project at design capacity.

SECTION 3.28. Interconnection Facilities. The Project is interconnected with ComEd’s transmission system and the Project has the right to transmit the energy generated by the Project over ComEd’s transmission facilities. To the knowledge of the Borrower, all necessary easements, rights of way and other real property rights (to the extent required to be provided by Borrower) for the operation and maintenance of the waste-water lines, the water pipeline and the facilities as provided in the applicable Project Documents have been acquired by the Borrower.

SECTION 3.29. Disclosure. As of the Closing Date, to the Borrower’s best knowledge, there is no fact, which has had or would reasonably be expected to have a Material Adverse Effect which has not been set forth in this Agreement, the Project Documents, the Confidential Information Memorandum or in the other documents, certificates and written statements furnished to the Arrangers, the Independent Engineer or the Independent Power Market Consultant by the Borrower prior to the Closing Date in connection with the transactions contemplated hereby or thereby. As of the Closing Date, to the best knowledge of the Borrower, all factual statements made to the Arrangers and all documentation furnished to the Arrangers, to the Independent Engineer or the Independent Power Market Consultant by the Borrower (other than the Base Case Projections and any other projections and forecasts), taken as a whole, including written updated or supplemented information delivered on or prior to the Closing Date, are true and correct in all material respects.

SECTION 3.30. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan (or other extension of credit hereunder) and after giving effect to the application of the proceeds of each Loan (or other extension of credit hereunder), (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.31. Insurance. All insurance required to be maintained by the Borrower pursuant to Section 5.13 is in full force and effect.

ARTICLE IV.

Conditions of Lending

The obligations of the Lenders to make Loans are subject to the satisfaction of the following conditions:

SECTION 4.01. All Borrowings. On the date of each Borrowing (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(b) The representations and warranties set forth in each Credit Document shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.

(c) The Borrower and Holdings shall be in compliance with all the terms and provisions set forth in each Credit Document on its part to be observed or performed, and, at the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Borrowing. On the Closing Date:

(a) Opinion of Borrower’s Counsel. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, a favorable written opinion of DLA Piper Rudnick Gray Cary US LLP, counsel for the Borrower and Holdings, in form and substance reasonable satisfactory to the Arrangers and their counsel, (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Arrangers and the Lenders and (C) covering such matters relating to the Credit Documents and the Transactions as the Administrative Agent shall reasonably request and which are customary for transactions of the type contemplated herein, and the Borrower hereby requests such counsel to deliver such opinion.

(b) Governing Documents. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each of the Borrower, Holdings and LSP Equipment, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower, Holdings and LSP Equipment as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each of the Borrower, Holdings and LSP Equipment dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company operating agreements of each of the Borrower, Holdings and LSP Equipment, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Managing Member of the Borrower, Sole Member of Holdings and Sole Member of LSP Equipment authorizing the execution, delivery and performance of the Credit Documents to which such person is a party, in the case of the Borrower, the borrowings hereunder, in the case of the Borrower, Holdings and LSP Equipment, the granting of the Liens contemplated to be granted by it under the Collateral Documents and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of each of the Borrower, Holdings and LSP Equipment have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of the Borrower, Holdings and LSP Equipment; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Administrative Agent, the Arrangers or the Lenders may reasonably request.

(c) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(d) Credit Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of the Borrower, (iii) the Collateral Documents, executed and delivered by a duly authorized officer of each of Borrower, Holdings and LSP Equipment (as the case may be), (iv) if requested by any Lender pursuant to Section 2.04, a promissory note or notes conforming to the requirements of such Section and executed and delivered by a duly authorized officer of the Borrower and (v) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.

(e) Liens. The Collateral Agent, for the ratable benefit of the Secured Parties, shall have been granted on the Closing Date first priority perfected Liens on the Collateral (subject, only to Liens expressly permitted by Section 6.02) and shall have received such other reports, documents and agreements as the Collateral Agent shall reasonably request and which are customarily delivered in connection with security interests in real property assets. The Pledged Collateral (under and as defined in the respective Member Pledge Agreements) shall have been duly and validly pledged under the respective Member Pledge Agreements to the Collateral Agent, for the ratable benefit of the applicable Secured Parties in respect of their respective priorities thereunder, and certificates representing such Pledged Collateral, accompanied by instruments of transfer endorsed in blank, shall be in the actual possession of the Collateral Agent.

(f) Intentionally Omitted.

(g) Ratings Letters. The Borrower shall have received and delivered to the Arrangers letters from each of S&P and Moody’s setting forth their respective ratings for the Facilities so long as S&P and Moody’s are in the business of rating loans and securities of a type similar to the Term Loans.

(h) Operative Documents. Delivery to the Arrangers of a certified list of, and true and correct copies of, each Project Document, including any supplements or amendments thereto executed on or before the Closing Date, all of which shall be in form and substance reasonably satisfactory to the Arrangers and shall have been duly authorized, executed and delivered by the parties thereto, and each Project Document to which the Borrower is a party shall be certified by a Secretary or Assistant Secretary of the Borrower pursuant to the certificate delivered pursuant to Section 4.01(b).

(i) Letter from Insurance Consultant. Delivery to the Arrangers of a letter from the Insurance Consultant in substantially the form of Exhibit J.

(j) Insurance. Insurance complying with Schedule 5.13 shall be in full force and effect and the Arrangers shall have received (i) a certificate from the Borrower’s insurance broker(s), dated as of the Closing Date and identifying underwriters, type of insurance, insurance limits and policy terms, listing the special provisions required as set forth in Schedule 5.13, describing the insurance obtained and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and that, in the opinion of such broker(s), such insurance complies with Schedule 5.13, and (ii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer, evidencing such insurance policies), in form and substance reasonably satisfactory to the Arrangers. The Borrower shall thereafter make available in a timely manner following the Arrangers’ or Insurance Consultant’s request certified copies of such insurance policies.

(k) Certificates of the Independent Engineer and Independent Power Market Consultant. (i) Delivery to the Arrangers of a certificate of the Independent Engineer in substantially the form of Exhibit K, with the Independent Engineer’s Report, in form and substance reasonably satisfactory to the Arrangers, attached thereto.

(ii) Delivery to the Arrangers of a certificate of the Independent Power Market Consultant in substantially the form of Exhibit L accompanied by the Independent Power Market Consultant’s report, in form and substance reasonably satisfactory to the Arrangers.

(l) Schedule of Applicable Permits. Delivery to the Arrangers of Schedule 3.12 the schedule of Applicable Permits, satisfactory in form and substance to the Arrangers, together with copies of each Applicable Permit listed on Schedule 3.12, each reasonably satisfactory in form and substance to the Arrangers. The Borrower shall have duly obtained or been assigned and there shall be in full force and effect in the name of the Borrower or other appropriate permit holder, and not subject to any current legal proceeding or to any unsatisfied condition that would reasonably be expected to allow material modification or revocation of, and all applicable appeal periods shall have expired with respect to, the Applicable Permits for the Project set forth on Schedule 3.12, constituting in the Arrangers’ reasonable opinion all of the Applicable Permits which are required to be obtained by the Closing Date. The Applicable Permits shall not be subject to any restriction, condition, limitation or other provision that would reasonably be expected to have a Material Adverse Effect.

(m) Payments. The Borrower shall pay, out of the proceeds of the Term Loan, all closing costs and fees due on the Closing Date and shall have executed and delivered the Engagement Letter.

(n) Absence of Litigation. No action, suit, proceeding or investigation shall have been instituted or threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority that, as a result of the ownership, leasing or operation of the Project, the sale of electricity therefrom or the entering into of any Operative Document or any transaction contemplated hereby or thereby, would cause or deem the Arrangers, the other Secured Parties or any Affiliate of any of them to be subject to, or not exempted from, regulation under the FPA or PUHCA or under state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities with the exception of such regulation under PUHCA, the FPA and applicable state law which may result solely from the exercise by the Administrative Agent, the Arrangers or the other Secured Parties of certain remedies under the Credit Documents. No action, suit, proceeding or investigation shall have been instituted or threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority that, as a result of the construction, ownership, leasing or operation of the Project, the sale of electricity therefrom or the entering into of any Operative Document or any transaction contemplated hereby or thereby, would cause or deem the Borrower to be subject to, or not exempted from, regulation under the FPA or PUHCA or under state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities with the exception of such regulation as is contemplated in Section 4.02(v).

(o) Payment of Filing Fees. All amounts required to be paid to or deposited with the Administrative Agent or the Arrangers, and all taxes, fees and other costs then due and payable in connection with the execution, delivery, recordation and filing of the documents and instruments referred to in this Section 4.02, shall have been paid in full or shall be paid in full on the Closing Date, out of the proceeds of the Term Loan.

(p) Financial Statements. The Arrangers shall have received correct and complete copies of the most recent annual audited financial statements and the most recent quarterly financial statements of the Borrower.

(q) UCC Reports. The Arrangers shall have received:

(i) acknowledgment copies of proper financing statements (Form UCC-l) duly filed under the UCC of each jurisdiction as may be necessary or, in the opinion of the Arrangers, desirable, to perfect the security interests purported to be created by the Collateral Documents;

(ii) certified copies of requests for information or copies (Form UCC 11), or equivalent reports, listing the financing statements referred to in clause (i) above and all other effective financing statements that name any LSP Entity, as debtor and that are filed in the jurisdictions referred to in said clause (i), together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens);

(iii) evidence of the completion of all other recordings and filings of, or with respect to, the Collateral Documents as may be necessary or, in the reasonable opinion of the Arrangers, desirable, to perfect the security interests purported to be created by the Collateral Documents; and

(iv) evidence that all other actions necessary or, in the reasonable opinion of the Arrangers, desirable, to perfect and protect the security interests purported to be created by the Collateral Documents have been taken.

(r) Base Case Projections. The Independent Engineer shall have furnished to the Arrangers the Base Case Projections in the form of Exhibit M.

(s) No Material Adverse Change. Since December 31, 2004, there shall not have occurred any change in the Base Case Projections, in the economics or feasibility of operating the Project, or in the financial condition, business or property of any Major Project Participant, which would reasonably be expected to have a Material Adverse Effect.

(t) Surveys; Surveyors Certificate. The Collateral Agent shall have received A.L.T.A. surveys (or other surveys approved by the Arrangers) of the Site, reasonably satisfactory in form and substance to the Arrangers and the Title Insurers, reasonably current and certified to the Arrangers by Surveyors showing (i) as to the Site, the exact location and dimensions thereof, including the location of all means of access thereto and all easements relating thereto and showing the perimeter within which all foundations are or are to be located; (ii) the existing utility facilities servicing the Project (including water, electricity, gas, telephone, sanitary sewer and storm water distribution and detention facilities); (iii) that the location of the Project is in compliance with all applicable building and setback lines, that the improvements are in compliance with all applicable building and setback lines and do not encroach or interfere with adjacent property or existing easements or other rights (whether on, above or below ground), and that there are no gaps, gores, projections, protrusions or other survey defects; (iv) whether the Site or any portion thereof is located in a special earthquake or flood hazard zone; and (v) that there are no other matters constituting a defect in title other than Permitted Encumbrances. With respect to the previously existing surveys of the Easements, the Borrower shall have delivered to the Title Insurers “no change affidavits” in form and substance required by the Title Insurers for removal of any “general survey exception” from the Title Policies.

(u) Title Policy. The Borrower shall have delivered to the Collateral Agent a lender’s A.L.T.A. policy or policies of title insurance, together with such endorsements as are required by the Arrangers including, but not limited to, contiguity endorsements, and which are available in the State of Illinois (such policies and endorsements or commitment being hereinafter referred to as the “Title Policies”), in a form reasonably satisfactory to the Arrangers, in the amount of $250,000,000 with such reinsurance as is satisfactory to the Arrangers, issued by the Title Insurers in form and substance satisfactory to Arrangers, insuring (or agreeing to insure) that:

(i) As of the Closing Date, the Borrower has a good title to the Site and the Easements free and clear of liens, encumbrances or other exceptions to title except those exceptions specified on Schedule B to the Title Policies (“Permitted Encumbrances”); and

(ii) the Mortgages are (or will be when recorded) a valid lien on the Mortgaged Property, free and clear of all liens, encumbrances and exceptions to title whatsoever, other than Permitted Encumbrances.

(v) EWG Status. The Borrower shall be an EWG and the Project shall be an Eligible Facility. The Borrower shall have obtained and delivered to the Arrangers all required orders from FERC to such effect that the Borrower is authorized under the FPA to sell electricity pursuant to the rates, terms and conditions set forth in the Power Purchase Agreements.

(w) Establishment of Project Accounts. The Project Accounts shall have been established to the satisfaction of the Administrative Agent.

(x) Representations and Warranties of the Borrower and Holdings. Each representation and warranty of the Borrower, LSP Equipment and Holdings under the Credit Documents and the Project Documents to which any such person is a party shall be true and correct in all material respects unless such representation and warranty relates solely to another time.

(y) No Event of Default or Default. No Event of Default or Default has occurred.

(z) Unit #4 Power and Fuel Plan. Delivery to the Arrangers of a plan with respect to the Borrower’s sale and purchase of power on account of Unit #4 in the form of Exhibit N (the “Unit #4 Power and Fuel Plan”).

(aa) Authorization Letter. Delivery to the Arrangers of the Authorization Letter.

(bb) Equity Contribution. The Borrower shall have received the Equity Contribution and delivered to the Collateral Agent either (i) the Sponsor Debt Service Reserve Letter of Credit or (ii) the Sponsor Debt Service Reserve Cash Collateral.

(cc) Consents. Delivery to the Arrangers of any consents (including the Consents and the Consent Acknowledgments) from any third parties which are required by the Arrangers in connection with the incurrence of the Loans or the other transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to the Arrangers.

(dd) The Patriot Act. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

(ee) Operating Budgets. The Borrower shall have delivered an operating budget for the balance of 2005, in form and substance satisfactory to the Arrangers. The Independent Engineer shall have reviewed such operating budgets and advised the Arrangers that such budgets are reasonable for a gas-fired electric generation facility of the size and design of the Project.

(ff) Repayment of the Existing Credit Facility. The Borrower shall have repaid the Existing Credit Facility.

(gg) Cash on Hand. The Borrower shall have delivered to the Administrative Agent evidence of its determination of the amount of existing cash on hand of the Borrower (determined 3 days before the Closing Date), certified by an officer of the Borrower and delivered in a form acceptable to the Administrative Agent; provided that, such amount shall not be less than $23,000,000 and shall include, among other things, funds released from the Borrower’s existing debt service reserve account.

ARTICLE V.

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Credit Document shall have been paid in full.

SECTION 5.01. Use of Proceeds and Project Revenues.

(i) Proceeds. Unless otherwise applied by the Administrative Agent, deposit the proceeds of the Loans in the manner and for the purposes provided in this Agreement.

(ii) Revenues. Unless otherwise applied by the Collateral Agent pursuant to the Collateral Documents, deposit all Operating Revenues in the Revenue Account and apply the same in accordance with the Depositary Agreement.

SECTION 5.02. Warranty of Title. Maintain (i) good, marketable (subject to the terms of the Operative Documents) and insurable title in its real property interest in the Site and easement interest in the related Easements, subject only to Permitted Liens and (ii) good, marketable (subject to the terms of the Operative Documents) and insurable title to all of its respective properties and assets (other than properties and assets disposed of in the ordinary course of business).

SECTION 5.03. Notices. Promptly, upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, give written notice to the Administrative Agent of:

(a) Any litigation pending or, to the knowledge of the Borrower, threatened against the Borrower involving claims against the Borrower or the Project in excess of $2,000,000 individually and $10,000,000 in the aggregate or involving any injunctive, declaratory or other equitable relief, such notice to be supplemented thereafter to include, if requested by the Administrative Agent, copies of all papers filed in such litigation and to be given monthly if any such papers have been filed since the last notice given;

(b) Any dispute or disputes which may exist between the Borrower and any Governmental Authority and which involve (A) claims against the Borrower which exceed $2,000,000 individually and $10,000,000 in the aggregate, (B) injunctive or declaratory relief, (C) revocation, modification, failure to renew or the like of any Applicable Permit or imposition of additional material conditions with respect thereto, or (D) any Liens for material taxes due but not paid, such notice to be supplemented thereafter to include, if requested by the Administrative Agent, copies of all papers filed in such dispute and to be given monthly if any such papers have been filed since the last notice given;

(c) Any Event of Default or Default;

(d) Any casualty, damage or loss to the Project, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of the Borrower, its employees, agents, contractors, consultants or representatives, or of any other person, if such casualty, damage or loss affects the Borrower or the Project in excess of $1,000,000 for any one casualty or loss or in the aggregate in any policy period;

(e) Any early cancellation or material change in the terms, coverage or amounts of any insurance described in Schedule 5.13;

(f) Any matter which, in the Borrower’s reasonable judgment, has had, or would reasonably be expected to have, a Material Adverse Effect, including any proceeding to which Borrower or Holdings is a party, conducted by the ICC or FERC affecting the Project which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(g) Any contractual obligations incurred by the Borrower exceeding $2,000,000 per year in the aggregate for the Project, not including any obligations incurred pursuant to the Credit Documents, the Project Documents or any obligation contemplated in the approved Annual Operating Budget;

(h) Any termination or material default or notice thereof given to or by the Borrower under any Project Document;

(i) Any material event of force majeure asserted under any Project Document to which the Borrower is a party and, to the extent reasonably requested by the Administrative Agent and reasonably available to the Borrower, copies of related invoices, statements, supporting documentation, schedules, data or affidavits delivered under the relevant Project Document;

(j) Any (A) fact, circumstance, condition or occurrence at, on or arising from, the Site or the Improvements that results in material noncompliance with any Environmental Law or any Release of Hazardous Substances on or from the Site, the Improvements or any other part of the Mortgaged Property that has resulted in material personal injury or material property damage or has a Material Adverse Effect, and (B) pending or, to the Borrower’s knowledge, threatened, material Environmental Claim against the Borrower or, to the Borrower’s knowledge, any of its Affiliates, contractors, lessees or any other persons, arising in connection with its or their occupying or conducting operations on or at the Project, the Site or the Improvements;

(k) the occurrence of any ERISA Event described in clause (b) of the definition thereof or any other ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; and

(l) Promptly, but in no event later than (15) days prior to the time any person will become a member of the Borrower or the occurrence of any other change in or transfer of ownership interests in the Borrower or of the Borrower’s interest in the Project, notice thereof, which notice shall identify such member and such member’s interest in the Borrower or shall describe, in reasonable detail, such other change or transfer.

SECTION 5.04. Financial Statements.

(a) Deliver or cause to be delivered to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent:

(i) As soon as practicable and in any event within forty-five (45) days after the end of the first, second and third quarterly accounting periods of its fiscal year (commencing with the quarter ending September 30, 2005), an unaudited balance sheet of the Borrower as of the last day of such quarterly period and the related statements of income, cash flows and members’ capital (where applicable) for such quarterly period and for the portion of the fiscal year ending with the last day of such quarterly period, all prepared in accordance with GAAP and setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year; and

(ii) As soon as available but no later than 120 days after the close of each applicable fiscal year, audited financial statements of the Borrower, including a balance sheet of the Borrower as of the close of such year, and the related statements of income, cash flows and members’ capital, all prepared in accordance with GAAP and in the case of audited financial statements, certified by a nationally recognized firm of independent certified public accountants selected by the Borrower. Such certificate for the Borrower shall not be qualified or limited because of restricted or limited examination by such accountants of any material portion of the records of the applicable person.

(b) Each time the financial statements are delivered under Section 5.04(a), cause to be delivered, along with such financial statements, a certificate signed by a Financial Officer of the Borrower, certifying that such officer has made or caused to be made a review of the transactions and financial condition of the Borrower during the relevant fiscal period and that such review has not, to the best of such Financial Officer’s knowledge, disclosed the existence of any event or condition which constitutes an Event of Default or Default, or if any such event or condition existed or exists, the nature thereof and the corrective actions that such person has taken or proposes to take with respect thereto.

SECTION 5.05. Books, Records, Access. Maintain adequate books, accounts and records with respect to the Borrower and the Project and prepare all financial statements required hereunder in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction thereof, and, subject to requirements of Governmental Rules and safety requirements, after pre-scheduling with the Borrower, permit employees or agents of the Administrative Agent and the Independent Engineer at any reasonable times and upon reasonable prior notice to inspect all of the Borrower’s properties pertaining or related to the Project, including the Site, to examine or audit all of the Borrower’s books, accounts and records pertaining or related to the Project and make copies and memoranda thereof.

SECTION 5.06. Compliance with Laws, Instruments, Etc. Comply, or cause compliance, in all material respects, with all Legal Requirements, including Legal Requirements relating to pollution control, environmental protection, equal employment opportunity or employee benefit plans, Benefit Plans and employee safety, with respect to the Borrower or the

Project, and exercise diligent good faith efforts to make such alterations to the Project and the Site as may be required for such compliance, except such non-compliance (i) as would not, in the aggregate, reasonably be expected to give rise to any criminal or civil liability on the part of the Administrative Agent or the other Secured Parties or (ii) as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Intentionally Omitted.

SECTION 5.08. Existence, Conduct of Business, Properties, Etc. (a) Except as otherwise expressly permitted under this Agreement, (i) maintain and preserve its existence as a Delaware limited liability company and all material rights, privileges and franchises necessary or desirable in the normal conduct of its business and (ii) engage only in the business consistent with the Operative Documents.

(b) Maintain or cause to be maintained in good repair, working order and condition the Project and the other property that it owns and operates and any portion thereof in accordance with the Project Documents, and from time to time make or cause to be made periodic overhauls and maintenance as recommended by manufacturers and vendors of component parts of the Project and all needed or appropriate repairs, renewals, replacements, additions, betterments, capital expenditures and improvements which are necessary for the property that it owns and operates to satisfy Legal Requirements affecting the Project and Applicable Permits and Project Documents to which it is a party, and to ensure the continued operation of the property that it owns and operates in a manner consistent with Prudent Utility Practices, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Maintenance of the Power Purchase Agreements. The Borrower shall comply in all material respects with and maintain the Dynegy PPA and Constellation PPA (or other similar agreements with similar rated or higher rated power purchaser; provided, that if Dynegy does not exercise its option to extend the Dynegy PPA in accordance with the extension terms therein, then the Borrower shall either (i) deliver to the Administrative Agent on behalf of the Lenders, a plan (which plan shall be reasonably acceptable to the Administrative Agent) to replace the Dynegy PPA with an agreement containing substantially equal or better economic terms and conditions for a term at least as long as the extension term under the Dynegy PPA and with a counterparty with a credit rating from S&P or Moody’s not lower than Dynegy’s credit rating at such time or (ii) extend the Dynegy PPA pursuant to the extension terms therein, unless the Administrative Agent consents to the Borrower not extending or replacing the Dynegy PPA.

SECTION 5.10. Intentionally Omitted.

SECTION 5.11. Operation of Project; Annual Operating Budget; Annual Operating Report.

(a)(i) Keep the Project, or cause the same to be kept, in good operating condition consistent in all material respects with all Applicable Permits, this Agreement and the material provisions of the Project Documents, and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to keep the Project in such condition, and (ii) operate the Project, or cause the same to be operated, in a manner consistent with an O&M

Agreement, and in compliance with the material terms of the Power Purchase Agreements and the other Project Documents to which the Borrower is a party so as to assure, to the extent reasonably possible, the maximum generation of net revenue for the Project consistent with the Power Purchase Agreements, unless a failure to so maintain and operate the Project would not reasonably be expected to result in a Material Adverse Effect.

(b) Obtain the Administrative Agent’s prior written consent (not to be unreasonably withheld or delayed) before approving the Annual Operating Budget. If the O&M Costs during any calendar year exceed the O&M Costs set forth in the Annual Operating Budget by 25% or more, the Borrower shall be required to obtain the approval of the Administrative Agent for such increased O&M Costs, which approval shall not be unreasonably withheld.

(c) On or before sixty (60) days prior to any fiscal year of the Borrower, adopt an operating plan and a budget for such year with respect to the Borrower, detailed by month, of anticipated revenues, anticipated revenue allocations under all waterfall levels set forth in Section 3.1 of the Depositary Agreement and anticipated expenditures from the O&M Account, such budget to include debt service, maintenance, repair and operation expenses under the O&M Agreement (including reasonable allowance for contingencies), reimbursable management expenses and fees (including those specified in the Management Services Agreement), reserves and all other anticipated O&M Costs for the Project for the period, to the conclusion of the subsequent full fiscal year thereafter, and for the corresponding periods with respect to each subsequent annual operating budget, which shall be based on projections prepared in good faith by the Borrower, and the Borrower shall obtain approval thereof from the Administrative Agent, after consultation with the Independent Engineer (such budget and plan, as approved by the Administrative Agent, the “Annual Operating Budget”) which approval shall not be unreasonably withheld or delayed. If the Annual Operating Budget is not prepared, or cannot be agreed between the Borrower and the Administrative Agent, before the commencement of the relevant fiscal year, the Annual Operating Budget in effect for the prior year as adjusted for inflation in accordance with the GDP-IPD Index shall remain in effect until such time as an Annual Operating Budget for such new fiscal year is prepared and approved. Notwithstanding the foregoing, with regard to the 2006 fiscal year, the Borrower shall deliver a detailed Annual Operating Budget on or prior to November 1, 2005, which Annual Operating Budget shall be subject to the approval of the Administrative Agent, after consultation with the Independent Engineer, such approval not to be unreasonably withheld or delayed.

(d) Deliver to the Administrative Agent within 60 days of the end of each fiscal year after the Closing Date, a report, in form and substance to be mutually developed by Administrative Agent and the Borrower, with respect to such fiscal year summarizing (a) any Project Document or Additional Project Document entered into or terminated during such year (whether by expiration of their respective terms or otherwise), (b) revenue, fuel, emissions and operating data, (c) for the Project as a whole and for each Unit, the actual level of dispatch and duration thereof, capacity factors and other operating and performance data and (d) a summary of the O&M Costs and Project Improvement costs incurred during such period with a comparison to budgeted amounts for such costs.

SECTION 5.12. Preservation of Rights; Further Assurances.

(a) Preserve, protect and defend the rights of the Borrower under each and every Project Document, including prosecution of suits to enforce any right of the Borrower thereunder and enforcement of any claims with respect thereto, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not preclude the Borrower’s right to cure a Default under Section 6.15(iii) by entering into an agreement with a Replacement Obligor as provided in Section 6.15(iii).

(b) From time to time, (i) execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any memorandum of lease or other agreement, financing statement, continuation statement, certificate of title or estoppel certificate) relating to the Secured Obligations, stating the interest and charges then due and any known defaults, and (ii) take such other steps as may be reasonably necessary or advisable to render fully valid and enforceable under all applicable laws the rights, liens and priorities of the Secured Parties with respect to all Collateral and other security from time to time furnished under this Agreement and the other Credit Documents or intended to be so furnished, in each case in such form and at such times as shall be reasonably satisfactory to the Administrative Agent, and pay all reasonable fees and expenses (including reasonable attorneys’ fees) incident to compliance with this Section 5.12(b).

(c) If the Borrower shall at any time acquire any real property or leasehold or other interest in real property not covered by the Mortgages or Leasehold Mortgage, promptly upon such acquisition (or on the Closing Date if such acquisition occurred prior thereto) execute, deliver and record a supplement to the Mortgages or Leasehold Mortgage, as applicable, reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent, subjecting such real property or leasehold or other interests to the lien and security interest created by the Mortgages or Leasehold Mortgage. If requested by the Administrative Agent, the Borrower shall obtain an appropriate endorsement or supplement to the Title Policy insuring the Lien of the Administrative Agent and the Collateral Agent in such additional property, subject only to the Permitted Liens and other exceptions to title approved by the Administrative Agent.

(d) Perform, upon the reasonable request of the Administrative Agent, reasonable acts as may be necessary to carry out the intent of this Agreement and the other Credit Documents.

SECTION 5.13. Maintenance of Insurance. The Borrower shall, without cost to the Secured Parties, maintain or cause to be maintained on its behalf in effect at all times the types of insurance required pursuant to Schedule 5.13, in the amounts and on the terms and conditions specified therein.

SECTION 5.14. Taxes, Other Government Charges and Utility Charges. Pay, or cause to be paid, as and when due and prior to delinquency, all taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to the Borrower or its interest in the Project (including all assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on the Project), and all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project. However, the Borrower may contest or cause to be contested in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when the Borrower is in good faith contesting or causing to be contested the same, so long as (a) reserves reasonably satisfactory to the Administrative Agent have been established in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other provision for the payment thereof reasonably satisfactory to the Administrative Agent shall have been made, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is immediately paid after resolution of such contest.

SECTION 5.15. Event of Eminent Domain. If an Event of Eminent Domain shall occur with respect to any part of the Collateral, (a) promptly upon discovery or receipt of notice of any such occurrence provide written notice of either to the Administrative Agent, (b) diligently pursue all of its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain, (c) if such Event of Eminent Domain shall affect any material part of the Collateral, without the written consent of the Administrative Agent and the Required Lenders, which consent shall not be unreasonably withheld, not compromise or settle any claim against such Governmental Authority, and (d) pay or apply all Eminent Domain Proceeds in accordance with the Depositary Agreement. The Borrower consents to the participation of the Administrative Agent (but the Administrative Agent shall not be required to so participate) in any eminent domain proceedings, and the Borrower shall from time to time, if the Administrative Agent is not so participating, deliver to the Administrative Agent each document filed or served by or upon the Borrower in such proceeding.

SECTION 5.16. Interest Rate Protection.

(a) Interest Rate Agreement. Within 60 days of the Closing Date, the Borrower shall have entered into Hedging Agreements satisfactory to the Arrangers, with counterparties satisfactory to the Arrangers, which approval shall not be unreasonably withheld or delayed, to hedge not less than 50% of the Term Loans. The Borrower shall ensure that at all times prior to the Term Loan Maturity Date no less than 50% of Term Loans then outstanding effectively bears interest at a fixed rate, through the Borrower entering into and maintaining Hedging Agreements acceptable to, and with counterparties acceptable to the Administrative Agent.

(b) Hedge Breaking Expenses. To the extent required pursuant to the terms of any interest Hedging Agreement, pay all reasonable costs, fees and expenses incurred by the Borrower in connection with any unwinding, breach or termination of any Interest Hedge Transactions (“Hedge Breaking Expenses”), all as calculated pursuant to the applicable Interest Rate Agreements.

(c) Hedge Security. The Interest Hedging Agreements, including all Interest Hedge Transactions thereunder, entered into in accordance with this Agreement shall be provided by a Hedge Lender only and all amounts payable thereunder, including Hedge Breaking Expenses, shall be and are hereby secured by the First Lien Collateral Documents, pari passu with the other First Lien Secured Parties under the First Lien Collateral Documents.

SECTION 5.17. Independent Engineer. (i) Permit the Independent Engineer to make an inspection of the Project and the Site at the end of every year, and (ii) deliver to the Administrative Agent within 7 days of each such inspection a report, in form and substance satisfactory to the Administrative Agent, describing the findings made by the Independent Engineer during such inspection and reflecting any changes since the last prior report.

SECTION 5.18. EWG Status. Prior to the Effective Date of PUHCA Repeal, take all actions necessary to preserve EWG status.

SECTION 5.19. Separate Existence. The Borrower will (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of the Borrower; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

SECTION 5.20. Maintain Ratings. The Borrower shall use its best efforts to maintain a rating on the Term Loan Facility from each of Moody’s and S&P for so long as such rating agencies are in the business of rating loans and securities of a type similar to the Term Loan Facility.

SECTION 5.21. Debt Service Reserve Letter of Credit.

(a) If at the Closing the Sponsor provides the Sponsor Debt Service Reserve Cash Collateral in lieu of a Debt Service Reserve Letter of Credit, then the Borrower may, at any time, cause the Sponsor to deliver, subject to Section 5.21(b), the Sponsor Debt Service Reserve Letter of Credit, upon which event the Depositary shall transfer the Sponsor Debt Service Reserve Cash Collateral to the Distribution Account.

(b) After the Closing Date, for purposes of meeting its debt service reserve requirements under the Depositary Agreement, the Borrower may obtain a Project Debt Service Reserve Letter of Credit, in replacement of the Sponsor Debt Service Reserve Letter of Credit or the Sponsor Debt Service Reserve Cash Collateral, as applicable; provided that, prior to the delivery of such Project Debt Service Letter of Credit, Borrower shall have obtained a ratings affirmation for the Project, at the rating level of the Project as of the Closing Date, which ratings affirmation shall be determined after giving effect to the aggregate Debt of the Borrower existing prior to the issuance of the Project Debt Service Reserve Letter of Credit plus the additional Debt in respect of the Project Debt Service Reserve Letter of Credit. Upon the delivery of a Project Debt Service Reserve Letter of Credit provided in accordance with this Section 5.21(b), the Administrative Agent shall cause the Collateral Agent to return to the Borrower the Sponsor Debt Service Reserve Letter of Credit, marked canceled, or the Depositary shall transfer the Sponsor Debt Service Reserve Cash Collateral to the Distribution Account, as the case may be.

ARTICLE VI.

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Credit Document have been paid in full the Borrower will not:

SECTION 6.01. Contingent Liabilities. Except as provided in this Agreement, become liable under contract as a surety, guarantor or accommodation endorser for or upon the obligation of any other person: provided, however, that this Section 6.01 shall not be deemed to prohibit (i) the acquisition or sale of goods, supplies or merchandise in the normal course of its business, (ii) normal trade credit, (iii) the endorsement of negotiable instruments received in the normal course of its business, or (iv) indemnities provided under the Operative Documents.

SECTION 6.02. Limitations on Liens. Create, assume or suffer to exist any Lien on or with respect to its interest in the Project, except Permitted Liens.

SECTION 6.03. Indebtedness. Incur, create, assume or permit to exist any Debt except Permitted Debt.

SECTION 6.04. Sale or Lease of Assets. Sell, lease, assign, transfer or otherwise dispose of any material portion of its assets, whether now owned or hereafter acquired except (i) energy products sold pursuant to Power Purchase Agreements or as consistent with the Unit #4 Power and Fuel Plan and this Agreement, (ii) to the extent that such property is worn out, obsolete or no longer useful or usable in connection with the operation of the Project, (iii) as such assets are replaced in the ordinary course of business, and, in the case of clauses (ii) and (iii), at fair market value and (iv) such real property described in the Annexation Agreement, as in effect on the date hereof, as is required to be conveyed to the Village of Minooka thereunder as more specifically described in Section 2.1(i) of the Fee Mortgage.

SECTION 6.05. Activities. Engage in activities other than those directly related to the Project.

SECTION 6.06. Investments. Make any investments (whether by purchase of stocks, bonds, notes or other securities, loan, extension of credit, advance or otherwise) other than Permitted Investments in the Project Accounts.

SECTION 6.07. Transactions With Affiliates. Directly or indirectly enter into any transaction or series of transactions with or for the benefit of an Affiliate of the Borrower without the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld or delayed, except for (a) the Project Documents and the transactions permitted thereby, (b) arm’s-length transactions in the ordinary course of business not to exceed in the aggregate $750,000 per calendar year (in year 2005 Dollars as adjusted for inflation in accordance with the GDP IPD Index), (c) payments made pursuant to the Master Installment Sale Agreement as in effect on the date hereof, or (d) as otherwise expressly permitted by this Agreement and the other Credit Documents.

SECTION 6.08. Regulations. Directly or indirectly apply any part of the proceeds of any Loan or other revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

SECTION 6.09. ERISA. Establish, maintain, contribute to or become obligated to contribute to any Benefit Plan.

SECTION 6.10. Partnerships, Etc. Execute a binding agreement to become a general or limited partner in any partnership or a joint venturer in any joint venture or create or hold stock or other equity interests in any person.

SECTION 6.11. Dissolution. Liquidate, wind-up or dissolve, or sell or lease or otherwise transfer or dispose of all or any substantial part of its property, assets or business or combine, merge or consolidate with or into any other entity, or change its legal form, or implement any material acquisition or purchase of assets from any person other than pursuant to the Project Documents.

SECTION 6.12. Capital Expenditures. Other than in connection with a Capital Expenditure requiring Borrower to comply with a Legal Requirement (and with respect to which the Independent Engineer certificates to the Administrative Agent that such Capital Expenditure will allow the Project to comply with such Requirement of Law), the aggregate amount of Capital Expenditures made by the Borrower in any calendar year until the Term Loan Maturity Date shall not exceed $500,000; provided that, Capital Expenditures during any calendar year may exceed $500,000 (up to $2,500,000) if the Independent Engineer certifies to the Administrative Agent that such expenditure will enhance the value, efficiency or generation capacity of the Project and will not have a Material Adverse Effect; provided further that, Capital Expenditures during any calendar year shall not exceed $2,500,000 without the prior consent of the Required Lenders. Nonwithstanding the foregoing, Capital Expenditures shall exclude any expenditures by the Borrower for Major Maintenance.

SECTION 6.13. Interest Coverage Ratio. Permit the Interest Coverage Ratio to be less than 1.20 to 1.0 for any four consecutive fiscal quarters (on a rolling basis).

SECTION 6.14. Leverage Ratio. Permit the Leverage Ratio to be greater than (a) 11.0 to 1.0 for any four consecutive fiscal quarters during 2006 and 2007 (on a rolling basis) and (b) 10.0 to 1.0 for any four consecutive fiscal quarters thereafter (on a rolling basis).

SECTION 6.15. Amendments. Directly or indirectly terminate, amend, modify, supplement or waive, or permit or consent to the termination, amendment, modification, supplement or waiver of, any of the provisions of, or give any consent (except to the extent such action could not reasonably be expected to affect the rights and obligations of the respective parties thereunder in any material respect) under:

(i) any of the Project Documents (other than the Power Purchase Agreements) without the consent of the Administrative Agent unless, in each case, (1) Borrower determines in good faith that such action is in the best interests of the Borrower, (2) such action would not be reasonably expected to have a Material Adverse

Effect and (3) Borrower promptly gives to the Administrative Agent notice of such action, together with a copy of such proposed amendment, modification, supplement or waiver; provided that, if such amendment would require the consent of the Administrative Agent pursuant to Section 5.11(b), such amendment shall not be made without the prior consent of the Administrative Agent, following consultation with the Independent Engineer, such consent not to be unreasonably withheld or delayed;

(ii) the Power Purchase Agreements in any material respect (except with respect to the implementation of administrative procedures in respect of common facilities (e.g., gas pipelines) at the Project which implementation shall be subject to the approval of the Independent Engineer, such approval not to be unreasonably withheld) without obtaining the prior written consent of the Required Lenders; provided, that the Borrower may terminate a Power Purchase Agreement if such agreement is simultaneously replaced with a Power Purchase Agreement at least as favorable to the Borrower as the Power Purchase Agreement being terminated with a Replacement Obligor with an equal or higher credit rating from S&P or Moody’s at such time as the counterparty to the Power Purchase Agreement to be terminated (or having a guarantor having such a rating that fully guarantees such Replacement Obligor’s obligations on terms and conditions reasonably satisfactory to the Administrative Agent);

(iii) it is understood and agreed that the Borrower shall have the right (1) to replace the existing Energy Manager with a qualified replacement Energy Manager with a rating of not less than BBB- from S&P and Baa3 from Moody’s (an “Investment Grade Rating”), on contractual terms and conditions reasonably acceptable to the Independent Engineer; and (2) to enter into power marketing and fuel agreements with respect to Unit #4 that (i) have a term of not more than 12 years, (ii) have terms that are commercially reasonable and considered arm’s length for a transaction of its nature, (iii) are with a counterparty that has an Investment Grade Rating (or with a counterparty whose obligations are fully guaranteed by a person with an Investment Grade Rating on terms and conditions reasonably satisfactory to the Administrative Agent) or with a counterparty that posts other performance security in support of its obligations to Borrower of a type, and in an amount, reasonably acceptable to the Administrative Agent, and (iv) have anticipated results that are consistent with the results expected to be achieved by the Borrower pursuant to the Unit #4 Power and Fuel Plan. In the event of a replacement pursuant to clause (1) above, the Borrower shall have the right to use all performance security posted with its then existing Energy Manager to satisfy any performance security requirements of the replacement Energy Manager and, if the replacement Energy Manager’s performance security requirements are less than the amount held by the existing Energy Manager, then the excess of such existing performance security over the amount not required to be posted with the replacement Energy Manager shall not be subject to the payments waterfall and shall be distributed to the Borrower without regard to Section 6.06; or

(iv) Notwithstanding the foregoing, the Borrower may, without the consent of the Administrative Agent or the Required Lenders, as the case may be, enter into any amendment, modification, supplement or waiver of, or give any consent under, any Project Document (other than the Power Purchase Agreements) or Organizational

Document if such amendment, modification, supplement, waiver or consent is not material and is not incompatible with the then current Annual Operating Budget or any material provision of any other Project Document, so long as a copy of any such amendment, supplement, waiver or consent is delivered to the Administrative Agent no less than 3 Business Days prior to the execution thereof (unless emergency circumstances precludes compliance with such notice period).

SECTION 6.16. Name and Location; Fiscal Year. Unless waived in writing by the Administrative Agent, change its name, the location of its principal place of business or its federal employer identification number without notice to the Administrative Agent at least ninety (90) days prior to such change, or change its fiscal year (which, as of the Closing Date, commences each January 1) without the Administrative Agent’s consent.

SECTION 6.17. Use of Project Site. Use, or grant consent for any third party to use, the Site for any purpose other than for the construction, operation and maintenance of the Project as contemplated by the Operative Documents, without the prior written approval of the Administrative Agent.

SECTION 6.18. Assignment. Assign its rights hereunder or under any of the other Operative Documents to any person except, in the case of the Project Documents, as permitted under this Agreement and the other Credit Documents.

SECTION 6.19. Abandonment of Project. Abandon the Project for a period of more than forty-five (45) consecutive days (which period shall not include periods during which an event of force majeure is continuing under any Power Purchase Agreement).

SECTION 6.20. Hazardous Substances. Release any Hazardous Substances in material violation of any Environmental Laws, Legal Requirements or Applicable Permits or in a manner that would reasonably be expected to subject the Secured Parties to liability or the Subject Companies to material liability.

SECTION 6.21. Additional Project Documents. Enter into or become a party to any Additional Project Document, except as provided in Section 6.15, unless (A) such Additional Project Document is entered into with the prior written consent of the Administrative Agent in consultation with the Independent Engineer or the Independent Power Market Consultant, as applicable, (B) such Additional Project Document is in the name of the Borrower and (C) if required by the Administrative Agent, upon delivery to the Administrative Agent of a Consent from such third party in substantially the form of Exhibit D. Notwithstanding the foregoing, clause (A) shall not apply to any Acceptable Unit #4 Power Purchase Agreement.

ARTICLE VII.

Events of Default

SECTION 7.01. In case of the happening of any of the following events (“Events of Default”):

(a) Payments. (i) Default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or (ii) default shall be made in the payment of any interest on any Loan or any Fee or any other amount due under any Credit Document, when and as the same shall become due and payable, and, in case of clause (ii), such default shall continue unremedied for a period of three Business Days;

(b) Judgment. One or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 or other judgments that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect shall be rendered against Borrower and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment.

(c) Misstatements; Omissions. Any written financial statement, representation, warranty or certification made by Holdings under any Member Pledge Agreement or the Borrower in this Agreement or any other Credit Document or in any separate written statement or document delivered to the Administrative Agent or any other Secured Party hereunder or under any other Credit Document shall contain an untrue or misleading statement of a material fact or shall fail to state a material fact necessary to make the statements therein not misleading as of the date made, and as a result thereof, there is a Material Adverse Effect unless, if such misstatement is subject to cure, Borrower cures such misstatement within 30 days of becoming aware thereof and no Material Adverse Effect has occurred in connection with such misstatement.

(d) Bankruptcy; Insolvency. Any of the Borrower, Member, the Power Purchasers, shall become subject to a Bankruptcy Event, and, in the case of the Power Purchasers, the Bankruptcy Event would reasonably be expected to have a Material Adverse Effect; provided that no Event of Default shall occur as a result of such circumstance if the Borrower obtains a Replacement Obligor for the affected party within a reasonable period of time not to exceed 180 days and such circumstance has not had and does not have, prior to so obtaining such Replacement Obligor, a Material Adverse Effect.

(e) Indebtedness Cross Default. Borrower shall default for a period beyond any applicable grace period (a) in the payment of any principal, interest or other amount due under any agreement involving the borrowing of money or the advance of credit (other than the Credit Documents) and the outstanding amount or amounts payable under all such agreements equals or exceeds $5,000,000 in the aggregate, or (b) in the payment of any amount or performance of any obligation due under any guarantee or other agreement (other than the Credit Documents) if in either case, pursuant to such default, the holder of the obligation concerned has accelerated the maturity of an indebtedness evidenced thereby which equals or exceeds $5,000,000.

(f) ERISA. If the Borrower or any ERISA Affiliate should establish, maintain, contribute to or become obligated to contribute to any Benefit Plan and (i) a reportable event (as defined in Section 4043(b) of ERISA) shall have occurred with respect to any Benefit Plan and, within thirty (30) days after the reporting of such reportable event to the Administrative Agent by the Borrower and the furnishing of such information as the Administrative Agent may reasonably request with respect thereto, the Administrative Agent shall have notified the Borrower in writing that (A) the Administrative Agent has made a determination that, on the basis of such reportable event, there are reasonable grounds for the termination of such ERISA Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Benefit Plan, and (B) as a result thereof, an Event of Default exists hereunder; or (ii) a trustee shall be appointed by a United States District Court to administer any Benefit Plan; or (iii) the PBGC shall institute proceedings to terminate any Benefit Plan; or (iv) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from any Multiemployer Plan shall have occurred, or any Multiemployer Plan shall enter reorganization status, become insolvent or terminate (or notify the Borrower or ERISA Affiliate of its intent to terminate) under Section 4041A of ERISA and, within thirty (30) days after the reporting of any such occurrence to the Administrative Agent by the Borrower and the furnishing of such information as the Administrative Agent may reasonably request with respect thereto, the Administrative Agent shall have notified the Borrower in writing that the Administrative Agent has made a determination that, on the basis of such occurrence, an Event of Default exists hereunder, provided that the events described in this Section 7.01(f) will not result in an Event of Default unless the subject event involves (x) one or more Benefit Plans that are single-employer plans (as defined in Section 4001(a)(l5) of ERISA) and under which the aggregate gross amount of unfunded benefit liabilities (as defined in Section 400l(a)(16) of ERISA), including vested unfunded liabilities which arise or might arise as the result of the termination of such Benefit Plans, exceeds $1,000,000, and/or (y) one or more Multiemployer Plans to which the aggregate liabilities of the Borrower and all ERISA Affiliates exceeds $1,000,000.

(g) Project Documents.

(i) The Borrower. The Borrower shall be in breach of any material obligation, or a material default by the Borrower shall have occurred and be continuing, under a Project Document, and such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period equal to the lesser of the cure period provided under the Project Document or thirty (30) days; provided that if (A) such breach cannot be cured within such period, (B) such breach is susceptible of cure, (C) the Borrower is proceeding with diligence and in good faith to cure such breach, (D) the existence of such breach has not resulted in, and would not after considering the nature of the cure be reasonably expected to give rise to, a termination by the counterparty to the Project Document which is subject to breach or to otherwise have a Material Adverse Effect and (E) the Administrative Agent shall have received an officer’s certificate signed by a Responsible Officer of the Borrower to the effect of clauses (A), (B), (C) and (D) above and stating what action the Borrower is taking to cure such breach, then, so long as no Material Adverse Effect occurs, such 30-day cure period shall be extended to such date, not to exceed 180 days, as shall be necessary for the Borrower diligently to cure such breach.

(ii) Third Party. Any party other than the Borrower shall be in breach of any obligation under a Project Document or a default by a party other than the Borrower shall have occurred and be continuing under a Project Document and such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period equal to the lesser of the cure period provided under the Project Document or thirty (30) days

(unless waived by the appropriate party; provided that the Borrower, prior to waiving any such material breach or material default, shall have obtained the written consent of the Administrative Agent) and has had or would reasonably be expected to have a Material Adverse Effect; provided that if (A) such breach cannot be cured within such 30-day period, (B) such breach is susceptible of cure, (C) the breaching party is proceeding with diligence and in good faith to cure such breach and (D) an extension of the time to cure would not reasonably be expected to exacerbate an existing Material Adverse Effect or cause any new Material Adverse Effect, then, such 30-day cure period shall be extended to such date as shall be necessary for such third party diligently to cure such breach; provided, further that no Event of Default shall be declared as a result of any such action if the Borrower obtains a Replacement Obligor for the affected party within the cure period referred to in this paragraph (including the 30-day cure period, if no extension is given) and such extension of time to cure has not, and would not reasonably be expected to, exacerbate an existing Material Adverse Effect or cause any new Material Adverse Effect.

(iii) Termination. Any material provision in any Project Document shall for any reason cease to be valid and binding on any party thereto (other than the Borrower) except upon fulfillment of such party’s obligations thereunder (or any party to a Project Document pursues a right of termination that could reasonably have merit) and the foregoing would be reasonably likely to result in a Material Adverse Effect, provided that no Event of Default shall occur as a result of such circumstance if the Borrower obtains a Replacement Obligor for the affected party and such circumstance has not had and does not have, prior to the Borrower’s so obtaining such Replacement Obligor, a Material Adverse Effect.

(h) Breach of Terms of Agreement.

(i) The Borrower shall fail to perform or observe any of the covenants set forth in Sections 5.01(i), 5.08(a), 5.13, 5.15, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.12, 6.16, 6.19 or 6.20.

(ii) The Borrower shall fail to perform or observe any other covenant to be observed or performed by it hereunder or any other Credit Document not otherwise specifically provided for in Sections 7.01(h)(i), 7.01(h)(ii) or elsewhere in this Article VII, and such failure shall continue unremedied for a period of thirty (30) days after the Borrower either has actual knowledge of such failure and the fact that such failure constitutes a Default hereunder or receives written notice thereof from the Administrative Agent; provided, however, that if (A) such failure cannot be cured within such 30-day period, (B) such failure is susceptible of cure, (C) the Borrower is proceeding with diligence and in good faith to cure such failure, (D) the existence of such failure has not had and would not after considering the nature of the cure reasonably be expected to have a Material Adverse Effect and (E) the Administrative Agent shall have received an officer’s certificate signed by a Responsible Officer of the Borrower to the effect of clauses (A), (B), (C) and (D) above and stating what action the Borrower is taking to cure such failure, then such 30-day cure period shall be extended to such date, not to exceed a total of 180 days, as shall be necessary for the Borrower diligently to cure such failure.

(i) Loss of Eligible Facility Status.

(i) The Borrower shall, prior to the Effective Date of PUHCA Repeal, cease to be an EWG or the Project shall cease to be an Eligible Facility and, in either case, the same shall continue for a period of thirty (30) days or, if (A) such breach cannot be cured within such period, (B) such breach is susceptible of cure and (C) the Borrower is proceeding with diligence and in good faith to cure such breach, then, such 30-day cure period shall be extended to such date, not to exceed a total of ninety (90) days, as shall be necessary to diligently cure such breach so long as such extension of time to cure has not caused, and would not reasonably be expected to cause, a Material Adverse Effect;

(ii) The Borrower shall become subject to regulation under PUHCA, except to the extent applicable to an EWG, or become subject to regulations that would materially adversely affect the Project with respect to the sale of electricity under any applicable state or federal law, except to the extent applicable under the orders issued to the Borrower referenced in Section 4.02(v), and the same shall continue for a period of thirty (30)-days or, if (A) such breach cannot be cured within such period, (B) such breach is susceptible of cure and (C) the Borrower is proceeding with diligence and in good faith to cure such breach, then, such 30-day cure period shall be extended to such date, not to exceed a total of 120 days, as shall be necessary to diligently cure such breach so long as such extension of time to cure has not caused, and would not reasonably be expected to cause, a Material Adverse Effect.

(j) Security. Any of the Collateral Documents, once executed and delivered, shall, except as the result of the acts or omissions of the Administrative Agent, the Arrangers, the Collateral Agent or the other Secured Parties (except any such omission in respect of which the Borrower is expressly obligated under the Credit Documents), in any material respect cease to be in full force and effect as applied to the Borrower, or Holdings or fail to provide the Administrative Agent, the Arrangers, the Collateral Agent or the other Secured Parties the Liens and associated rights and remedies permitted by law purported to be created thereby.

(k) Loss of or Failure to Obtain Applicable Permits.

(i) The Borrower shall fail to obtain any Permit on or before the date that such Permit becomes an Applicable Permit and such failure would reasonably be expected to have a Material Adverse Effect; provided that no Event of Default shall occur for a period of up to thirty (30) days following any such failure so long as (x) the Borrower is diligently seeking to remedy such failure, (y) the Borrower continues to operate the Project as contemplated by the Credit Documents and the Project Documents and (z) at all times during such 30-day period there has not occurred, nor after consideration of the nature of the Borrower’s efforts to remedy such failure, would there reasonably be expected to occur, a Material Adverse Effect.

(ii) Any Applicable Permit necessary for operation of the Project by the Borrower shall be materially modified (other than modifications requested by the Borrower and approved in writing in advance of such modification by the Administrative Agent acting at the direction of the Required Lenders, which approval shall not be unreasonably withheld), revoked, cancelled or not renewed by the issuing agency or other Governmental Authority having jurisdiction and loss of such Permit would reasonably be expected to have a Material Adverse Effect; provided that no Event of Default shall occur for a period up to 120 days following any such modification, revocation, cancellation or non-renewal so long as (x) the Borrower is diligently appealing (or causing to be appealed) such modification, revocation or cancellation, (y) the Borrower continues to operate the Project as contemplated by the Credit Documents and the Project Documents and the enforcement of such modification, revocation or cancellation is effectively stayed during such period of operation, and (z) at all times during the pendency of such appeal, there has not occurred, nor after consideration of the nature of the Borrower’s efforts in respect of such appeal, would there reasonably be expected to occur, a Material Adverse Effect.

(iii) Administrative Agent and the Lenders acknowledge that the Project’s NPDES Permit No. IL0073086 (the “NPDES Permit”) expired on May 31, 2004 and that an application for renewal of that permit remains pending with the Illinois Environmental Protection Agency. Notwithstanding anything to the contrary herein, the Borrower’s failure to obtain an a renewed NPDES Permit shall not constitute an Event of Default under this Section 7.01(k) for so long as (w) the Borrower is diligently seeking and taking commercially reasonable actions to obtain renewal of the NPDES Permit, (x) the Borrower continues to operate the Project as contemplated by the Credit Documents and the Project Documents (y) the Borrower has not bee issued any order or decree requiring a shutdown or curtailment of operations of the Project, and there has been no imminent threat of administrative or judicial action that may result in such an order or decree, and (z) there has not occurred, nor after consideration of the nature of the Borrower’s efforts to remedy such failure, would there reasonably be expected to occur, a Material Adverse Effect.

(l) Loss of Collateral. Any material portion of the Borrower’s property is damaged, seized or appropriated without fair value being paid therefor such as to allow replacement of such property and/or prepayment of Secured Obligations and to allow the Borrower, in the Administrative Agent’s reasonable judgment, to continue satisfying its obligations hereunder and under the other Operative Documents.

(m) Destruction of the Project. All or a material portion of the assets or operations of the Project are destroyed, or suffer an actual or constructive loss or material damage, and thereafter (a) the following conditions are not met:

(i) a decision has been made to repair or restore the Project by the Required Lenders;

(ii) all Insurance Proceeds and/or Eminent Domain Proceeds received by the Borrower shall be deposited into the Loss Proceeds Account; and

(iii) The Borrower certifies, and the Administrative Agent determines in its reasonable judgment (after consultation with the Independent Engineer) that a sufficient amount of funds is or will be available to the Borrower in the Loss Proceeds Account to make repairs and restorations (and to make all payments of Debt Service which will become due during and following such repair period);

or (b) the Project ceases to operate for a period beyond the later of (i) sixty (60) days after the receipt of Loss Proceeds or (ii) 120 days after the event of loss unless restoration or repair shall have been approved in accordance with clause (a) above.

(n) Sponsor Debt Service Reserve Letter of Credit. The Sponsor Debt Service Reserve Letter of Credit (or proceeds of the drawing thereunder) shall cease to be held by the Collateral Agent for credit to the Debt Service Reserve Account, except to the extent that such Sponsor Debt Service Reserve Letter of Credit has been replaced by the Sponsor Debt Service Reserve Cash Collateral, an additional Sponsor Debt Service Reserve Letter of Credit or a Project Debt Service Reserve Letter of Credit, in each case, in accordance with the terms and conditions hereof.

(o) Suspension Notice. If the Borrower shall have sent a notice of voluntary termination to ComEd pursuant to Section 3.3 of the ComEd Interconnection Agreement or ComEd shall have delivered to the Collateral Agent a Notice of Suspension under (and as defined in) the ComEd Consent.

SECTION 7.02. Remedies. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and the other Secured Parties may, at the election of the Required Lenders, upon notice to the Borrower of such election (other than with respect to an Event of Default under Section 7.01(d), in which case no such notice will be required) but without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such further notices and demands being waived, exercise any or all of the following rights and remedies, in any combination or order that the Required Lenders may elect, in addition to such other rights or remedies as the Secured Parties may have hereunder, under the Collateral Documents or at law or in equity:

(a) No Further Loans. Cancel all Commitments and elect not to make (and upon such election the Secured Parties shall not be obligated to make) any additional drawings, and the Administrative Agent shall not be obligated to make any payments, or permit the making of payments, from any Account or any Proceeds or other funds held by the Administrative Agent under the Credit Documents or on behalf of the Borrower.

(b) Cure by the Administrative Agent. Without any obligation to do so, make drawings to or on behalf of the Borrower to cure any Event of Default or Default hereunder and to cure any default under any Project Documents as the Required Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Secured Parties’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by the Borrower to the Administrative Agent on demand and shall be secured by the Credit Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the aggregate amount of the commitment for the Loans Liquidity Facility Commitments.

(c) Acceleration. Declare and make all sums of outstanding principal and accrued but unpaid interest remaining under this Agreement together with all unpaid fees, costs (including Liquidation Costs) and charges due hereunder or under any other Credit Document, immediately due and payable and require the Borrower immediately, without presentment, demand, protest or other notice of any kind, all of which the Borrower hereby expressly waives, to pay the Administrative Agent or the other Secured Parties an amount in immediately available funds equal to the aggregate amount of all of the Secured Obligations; provided that in the event of an Event of Default occurring under Section 7.01(d) in respect of the Borrower all such amounts shall become immediately due and payable without further act of the Administrative Agent or the other Secured Parties.

(d) Cash Collateral. Apply, set off or execute upon any amounts on deposit in any Account or any Proceeds, or any other moneys of the Borrower on deposit with the Administrative Agent or any other Secured Party in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral; or on its own volition if the Administrative Agent reasonably believes that the failure to make such a payment would reasonably be expected to have a Material Adverse Effect, apply funds in the Revenue Account at the times and in the order of priority provided in the Depositary Agreement.

(e) Insurance Proceeds. Liquidate Insurance Proceeds (including any Permitted Investments made with such proceeds) in such manner as the Required Lenders shall deem reasonable and prudent under the circumstances and apply the same (i) to curing such Event of Default, and any Insurance Proceeds remaining thereafter shall be applied as provided in the Depositary Agreement, or (ii) toward payment of all other Secured Obligations of the Borrower in connection with exercise of the Secured Parties’ remedies pursuant to Section 7.02.

(f) Remedies Under Credit Documents. Exercise any and all rights and remedies available under any of the Credit Documents, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Collateral Documents.

(g) Borrower Proceeds. Notwithstanding anything to the contrary that may be contained in this Article VII, in no event shall any Agent or any other Secured Party have any right at any time to receive, hold, attach, set-off or otherwise take possession of any funds or proceeds in respect of the NEPCO/Enron Claims, the Dynegy Dispute, or the Property Tax Refunds, each of which at all times shall be solely for the account and entitlement of the Borrower.

ARTICLE VIII.

The Agents and the Arrangers

Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the

Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Credit Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized by the Lenders to execute any and all documents (including releases and the Collateral Documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its respective Affiliates as if it were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth in the Credit Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent or the Collateral Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Credit Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the bank serving as any Agent or any of its Affiliates in any capacity. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, each Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation of the Administrative Agent or the Collateral Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders appoint a successor Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each of the Arrangers, the Syndication Agent, the Joint Bookrunners and the Documentation Agent, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or any other Credit Document.

Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arrangers, the Joint Bookrunners, the Syndication Agent, the Documentation Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers, the Joint Bookrunners, the Syndication Agent, the Documentation Agent or any Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Credit Document, any related agreement or any document furnished hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE IX.

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, to it at Two Tower Center, 20th Floor, East Brunswick, NJ 08816, Attention of General Counsel (Fax No. (732) 249-7290);

(b) if to the Administrative Agent or the Collateral Agent, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Carolyn Tee (Fax No. (212) 325-8304); and

(c) if to a Lender, to it at its address (or fax number) set forth in the Lender Addendum or the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or the Lenders pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or a notice of continuation or conversion provided pursuant to Section 2.09, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the

Administrative Agent to an address as directed by the Administrative Agent). In addition, each of Holdings and the Borrower agrees, and agrees to cause its subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Credit Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.13, 2.15, 2.19 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Arrangers or any Lender.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) the Administrative Agent must (after having provided notice to the Borrower) give its prior written consent to such assignment, (which consent shall not be unreasonably withheld or delayed), (ii) in the case of any assignment of a Liquidity Facility Commitment, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower shall not be required to any such assignment during the continuance of any Default or in connection with the initial syndication of the Term Loan Facility, (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if so specified in such Assignment and Acceptance, the “Trade Date”

referred to therein) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Commitment); provided that, multiple assignments to affiliates of the assigning Lender equaling more than $1,000,000 in the aggregate are permitted; provided, however, that the amount of the Commitment of the assigning Lender may be less than $1,000,000 if such assignments are made to an affiliate of the assigning Lender and approved by the Administrative Agent, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent, (v) no consent or approval shall be required as to any assignee that is an affiliate of the assigning lender (without limiting the requirement that the Administrative Agent execute each assignment prior to its effectiveness) and (vi) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Liquidity Facility Commitment, and the outstanding balances of its Term Loans and Liquidity Facility Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 4.02(p) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, the Arrangers, such assigning Lender or any other

Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and the written consent of the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing any Collateral).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity. The Borrower agrees to pay all out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Arrangers and the Joint Bookrunners in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Credit Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Arrangers, the Joint Bookrunners or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents or in connection with the Loans made, including in each case the reasonable fees, disbursements and other charges of Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable fees, disbursements and other charges of any counsel for the Administrative Agent, the Collateral Agent and the Joint Bookrunners.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Arrangers, the Joint Bookrunners, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Substances on any property owned or operated by the Borrower or any Environmental Claim related in any way to the Borrower; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from primarily the gross negligence or willful misconduct of such Indemnitee (and, upon any such determination, any indemnification payments with respect to such losses, claims, damages, liabilities or related costs and expenses previously received by such Indemnitee shall be subject to reimbursement by such Indemnitee).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, or the Joint Bookrunners under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Joint Bookrunners or the Arrangers, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Joint Bookrunners, or the Arrangers in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Liquidity Facility Exposure, outstanding Term Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions or the other transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Joint Bookrunners, the Arrangers or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Credit Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Credit Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER CREDIT DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by, the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.16, the provisions of Section 9.04(j), the provisions of this Section or the definition of the term “Required Lenders,” without the prior written consent of each Lender, (iv) amend or modify the definition of the term “Majority Facility Lenders” without the prior written consent of each Lender affected thereby, (v) release all or any substantial part of the Collateral without the prior written consent of each Lender, (vi) change the provisions of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class or (vii) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or the Collateral Agent as applicable.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement, the Engagement Letter and the other Credit Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Credit Documents. Nothing in this Agreement or in the other Credit Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Arrangers, the Joint Bookrunners, and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Credit Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement or of a Lender Addendum by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably appoints CT Corporation System, 111 8th Avenue, 13th Floor, New York, New York 10011 as its agent for service of process in relation to any proceedings before any courts located in the State of New York in connection with this Agreement and the other Credit Documents. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Arrangers, the Joint Bookrunners, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Credit Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Credit Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Credit Documents, (ii) any pledgee referred to in Section 9.04(h) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or its obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent, the Arrangers, or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto agrees that each other party hereto (and each of its employees, representatives or agents) are permitted to disclose to any persons, without limitation, the tax treatment and tax structure of the Loans and the other transactions contemplated by the Credit Documents and all materials of any kind (including opinions and tax analyses) that are provided to the Borrower, the Lenders, the Arrangers or any Agent related to such tax treatment and tax aspects. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the Loans or the transactions contemplated by the Credit Documents.

SECTION 9.17. Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LSP-KENDALL ENERGY, LLC

By:	/s/ Illegible
Name:
Title:

CREDIT SUISSE, Cayman Islands Branch, as Administrative Agent, as Collateral Agent, as a Joint Bookrunner and as an Arranger

By:	/s/ James Moran
Name:	James Moran
Title:	Managing Director

By:	/s/ Gregory S. Richards
Name:	Gregory S. Richards
Title:	Associate

LEHMAN BROTHERS INC., as Joint Bookrunners and as an Arranger

By:	/s/ Frank P. Turner
Name:	Frank P. Turner
Title:	Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P., as an Arranger

By:	/s/ Illegible
Name:	Authorized Signatory

LEHMAN BROTHERS, INC., as Syndication Agent

By:	/s/ Illegible
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P., as Documentation Agent

By:	/s/ William W. Archer
Name:	William W. Archer
Title:	Managing Director